RECEIVABLES PURCHASE AGREEMENT

Dated as of May 31, 2005

Among

UNITED RENTALS RECEIVABLES LLC II,
as Seller,

UNITED RENTALS, INC.,
as Collection Agent,

ATLANTIC ASSET SECURITIZATION CORP.,
as a Purchaser,

LIBERTY STREET FUNDING CORP.,
as a Purchaser,

CALYON NEW YORK BRANCH,
as Purchaser Agent for Atlantic, as Administrative Agent and as a Bank,

THE BANK OF NOVA SCOTIA,
as Purchaser Agent for Liberty and as a Bank

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EXHIBITS

EXHIBIT I --	Definitions
EXHIBIT II --	Conditions of Purchases
EXHIBIT III --	Representations and Warranties
EXHIBIT IV --	Covenants
EXHIBIT V --	Events of Termination

ANNEXES

ANNEX A --	Leased Equipment Receivables
ANNEX B --	Concentration Percentages
ANNEX C --	Credit and Collection Policy
ANNEX D --	Controlled Account Agreement
ANNEX E --	Monthly Report
ANNEX F --	Controlled Accounts
ANNEX G-1 --	Weekly Report
ANNEX G-2 --	Daily Report
ANNEX H --	Special Branches

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RECEIVABLES PURCHASE AGREEMENT

Dated as of May 31, 2005

UNITED RENTALS RECEIVABLES LLC II, a Delaware limited liability company (the “Seller”), UNITED RENTALS, INC., a Delaware corporation (the “Collection Agent”), ATLANTIC ASSET SECURITIZATION CORP. (“Atlantic”), a Delaware corporation, and LIBERTY STREET FUNDING CORP. (“Liberty”) (each of Atlantic and Liberty, a “Purchaser”, and together the “Purchasers”), CALYON NEW YORK BRANCH (“CALYON”), a branch of a French banking corporation, as a Bank, as administrative agent (the “Administrative Agent”) for the Investors and the Banks (as defined herein), as purchaser agent for Atlantic (the “Atlantic Purchaser Agent”), and THE BANK OF NOVA SCOTIA (“SCOTIA CAPITAL”), as a Bank and as purchaser agent for Liberty (the “Liberty Purchaser Agent” and together with the Atlantic Purchaser Agent, the “Purchaser Agents”), agree as follows:

PRELIMINARY STATEMENTS

Certain terms that are capitalized and used throughout this Agreement are defined in Exhibit I to this Agreement. References in the Exhibits to “the Agreement” refer to this Agreement, as amended, modified or supplemented from time to time. All interest rate and yield determinations referenced herein shall be expressed as a decimal and rounded, if necessary, to the nearest one hundredth of a percentage point.

The Seller has acquired, and may continue to acquire, Receivables and Related Security from the Originators, either by purchase or by contribution to the capital of the Seller, in accordance with the terms of the Purchase Agreement. The Seller is prepared to sell undivided fractional ownership interests (referred to herein as “Receivable Interests”) in the Pool Receivables. The Purchasers may, in their sole discretion, purchase such Receivable Interests in the Pool Receivables, and the Banks are prepared to purchase such Receivable Interests in the Pool Receivables, in each case on the terms set forth herein. Accordingly, the parties agree as follows:

ARTICLE I

AMOUNTS AND TERMS OF THE PURCHASES

SECTION 1.01.  Purchase Facility.

(a)  On the terms and conditions hereinafter set forth, the Purchasers may, in their sole discretion, and the Banks shall, ratably in accordance with their respective Bank Commitments, purchase Receivable Interests in the Pool Receivables from the Seller from time to time during the period from the date hereof through the date immediately preceding the Facility Termination Date, in the case of the Purchasers, and through the date immediately preceding the Commitment Termination Date, in the case of the Banks. Under no circumstances shall the Purchasers make any such purchase, or the Banks be obligated to make any such purchase, if after giving effect to such purchase the aggregate outstanding Capital of Receivable Interests in the Pool Receivables would exceed the Purchase Limit or would exceed its ratable share of the Bank Commitment.

(b)  The Seller may, upon at least five Business Days’ notice to the Administrative Agent and each Purchaser Agent, terminate this purchase facility in whole or, from time to time, reduce in part the unused portion of the Purchase Limit ratably in accordance with each Bank’s Percentage; provided that each partial reduction shall be in the amount of at least $1,000,000, and provided further that the Seller shall pay any related Broken Funding Cost, and provided further that no partial reduction shall reduce the Purchase Limit below $50,000,000.

(c)  Subject to the conditions described in Section 2(b) of Exhibit II to this Agreement, Collections attributable to Receivable Interests in the Pool Receivables shall be automatically reinvested pursuant to Section 1.04(b)(ii) in additional undivided percentage interests in the Pool Receivables by making an appropriate readjustment of the applicable Receivable Interest percentages.

SECTION 1.02.  Making Purchases.

(a)  Each notice of purchase of a Receivable Interest in the Pool Receivables shall be delivered by the Seller to the Administrative Agent and each Purchaser Agent no later than 10:30 a.m. (New York City time), on the proposed date the purchase is to be made. Each such notice of a purchase shall be in the form of an irrevocable Purchase Request and shall specify (i) the amount requested to be paid to the Seller by each Purchaser (such amount, which shall not be less than $5,000,000 in the aggregate (inclusive of any amount being rolled over from a previous purchase), being referred to herein as the initial “Capital” of each Receivable Interest in the Pool Receivables then being purchased), (ii) the date of such purchase (which shall be a Business Day) and (iii) the desired duration of the initial Fixed Period for each such Receivable Interest in the Pool Receivables. Each Purchaser Agent shall promptly thereafter (but in no event later than 11:00 a.m. (New York City time) on the proposed date of purchase) notify the Seller and the Administrative Agent whether the respective Purchaser has determined to make a purchase and, if so, whether all of the terms specified by the Seller are acceptable to such Purchaser and the yield with respect to such purchase and the amount of interest that will be due for the related Settlement Period. If a Purchaser has determined not to make a proposed purchase, the respective Purchaser Agent shall promptly send notice of the proposed purchase to all of the related Banks concurrently specifying the date of such purchase, each Bank’s Percentage multiplied by the aggregate amount of Capital of the Receivable Interests in the Pool Receivables being purchased, the Assignee Rate for the Fixed Period for such Receivable Interest in the Pool Receivables, and the duration of the Fixed Period for such Receivable Interest in the Pool Receivables (which shall be one day if the Seller has not selected another period). The Seller shall indemnify the Purchasers and the Banks against any loss or expense incurred by the Purchasers and/or the Banks, either directly or indirectly, as a result of any failure by the Seller to complete such transfer, including, without limitation, any loss or expense incurred by the Purchasers and/or the Banks by reason of the liquidation or reemployment of funds acquired by the Purchasers or the Banks (including, without limitation, funds obtained by issuing notes, obtaining deposits as loans from third parties and reemployment of funds) to fund such transfer.

(b)  On the date of each such purchase of a Receivable Interest in the Pool Receivables, the Purchaser or the Banks, as the case may be, shall, upon satisfaction of the applicable conditions set forth in Exhibit II hereto, make available to the Seller by wire transfer in U.S. dollars in same day funds, to the account designated by the Seller, no later than 3:00 p.m. (New York City time) an amount equal to such Purchaser’s or Bank’s ratable share (based on the applicable Bank’s Percentage) of the initial Capital of such Receivable Interest in the Pool Receivables.

(c)  Effective on the date of each purchase pursuant to this Section 1.02 and each reinvestment pursuant to Section 1.04, the Seller hereby sells and assigns to the Administrative Agent, for the benefit of the parties making such purchase, an undivided percentage ownership interest, to the extent of the Receivable Interests then being purchased, in each Pool Receivable then existing and in the Related Security and Collections with respect to, and other proceeds of, such Pool Receivable and Related Security.

(d)  Notwithstanding the foregoing, a Bank shall not be obligated to make purchases under this Section 1.02 at any time in an amount that would exceed the Bank Commitment with respect to such Bank less such Bank’s Percentage of the outstanding and unpaid Capital of the Purchaser. Each Bank’s obligation shall be several, such that the failure of any Bank to make available to the Seller any funds in connection with any purchase shall not relieve any other Bank of its obligation, if any, hereunder to make funds available on the date of such purchase, and if any Bank shall fail to make funds available, each remaining Bank shall (subject to the limitation in the preceding sentence) make available its pro rata portion of the funds required for such purchase.

SECTION 1.03.  Receivable Interest Computation.

Each Receivable Interest in the Pool Receivables shall be initially computed on its date of purchase. Thereafter until the Termination Date for such Receivable Interest in the Pool Receivables, such Receivable Interest in the Pool Receivables shall be automatically recomputed (or deemed to be recomputed based upon the information provided in the most recently submitted Monthly Report) on each day other than a Liquidation Day; provided that if a more recently submitted Weekly Report or Daily Report reflects a smaller Receivable Interest in the Pool Receivables, the lowest number shall be used. Such Receivable Interest shall be 100% from and after the occurrence of a Termination Date until the event causing such Termination Date has been waived or cured. Notwithstanding the foregoing, such Receivable Interest shall become zero when Capital thereof and Yield thereon shall have been paid in full, all other amounts owed by the Seller and the Collection Agent hereunder to the Investors, the Banks, the Administrative Agent and the Purchaser Agents and each Indemnified Party and each Affected Person are paid in full and the Collection Agent shall have received the accrued Collection Agent Fee thereon.

SECTION 1.04.  Settlement Procedures.

(a)  Collection of the Pool Receivables shall be administered by a Collection Agent, in accordance with the terms of Article IV of this Agreement. The Collection Agent shall direct each Obligor to direct all payments of Collections (other than ROA Collections) into a Lock-Box Account, and the Collection Agent shall deposit all ROA Collections (other than Special Branch Collections) into a Blocked Account within two Business Days of its receipt thereof. The Seller shall provide to the Collection Agent (if other than United Rentals) on a timely basis all information needed for such administration, including notice of the occurrence of any Liquidation Day and current computations of each Receivable Interest in the Pool Receivables.

The Seller may request the extension of the Facility Termination Date for an additional three hundred and sixty four (364) days from time to time by providing the Purchaser Agents with a written request for such extension no fewer than forty-five (45) days, but no more than sixty (60) days prior to the Facility Termination Date then in effect. The related Purchaser Agent shall provide written notice to each other Purchaser Agent and the Seller on or prior to the thirtieth (30th) day (the “Consent Date”) following the applicable Purchaser Agent’s actual receipt of such written request for extension of its desire to extend (any such Purchaser an “Extending Committed Purchaser”) or not to so extend (any such Purchaser a “Non-Extending Committed Purchaser”) such date.

If Purchasers holding less than 100% of the aggregate Commitment of all Commitments consent to such extension, then the Seller may elect by written notice to the Purchaser Agents either to:

(i)  continue this receivables financing facility for such additional period with an aggregate Commitment equal to the then effective aggregate Commitment less the Commitment of the Non-Extending Purchaser(s); or

(ii)  require any such Non-Extending Purchaser(s) to execute an assignment (a “Purchaser Assignment”) with respect to all of such Non-Extending Purchaser(s)’ Commitment and their other interests, rights and obligations under this Agreement to a Purchaser who consents thereto (in its sole discretion at such time) and shall assume such obligations upon its consent to assume such obligations; provided that (x) no such assignment shall conflict with any law, (y) such assignment shall be at the Seller’s cost and expense, and (z) the purchase price to be paid to such Non-Extending Purchaser shall be an amount equal to the Capital and accrued and unpaid Yield and fees and payments pursuant to the applicable Fee Agreement attributable to such Non-Extending Purchaser. Notwithstanding anything in this Agreement to the contrary, such a transfer of a Non-Extending Purchaser’s interest pursuant to a Purchaser Assignment shall be subject to the consent of the Purchaser Agents (not to be unreasonably withheld).

(b)  The Collection Agent shall, on each day on which Collections of Pool Receivables are received or deemed received by it pursuant to this Agreement with respect to any Receivable Interest in the Pool Receivables:

(i)  set aside and hold in trust (and, at the request of the Administrative Agent, segregate such amount into a separate account into which no other funds are deposited) for the Investors or the Banks that hold such Receivable Interest in the Pool Receivables, out of the percentage of such Collections attributable to such Receivable Interest in the Pool Receivables, an amount equal to the Yield, all fees and payments due pursuant to each of the Fee Agreements, and the Collection Agent Fee accrued through such day for such Receivable Interest in the Pool Receivables and not previously set aside;

(ii)  if such day is not a Liquidation Day, reinvest with the Seller, on behalf of the Investors or the Banks that hold such Receivable Interest in the Pool Receivables, the remainder of such percentage of Collections, to the extent representing a return of Capital, by recomputation of such Receivable Interest in the Pool Receivables pursuant to Section 1.03;

(iii)  if such day is a Liquidation Day, set aside and hold in trust the entire remainder of such percentage of Collections for the Investors or the Banks that hold such Receivable Interest in the Pool Receivables (and, at the request of the Administrative Agent, segregate such amount into a separate account into which no other funds are deposited); provided, however, that if the Liquidation Day resulted solely by reason of the non-satisfaction of the initial purchase conditions (as set forth in paragraph 1 of Exhibit II) and such conditions are subsequently satisfied or are waived by the Purchaser Agents and written notice is provided to the rating agencies rating the Commercial Paper, any amounts that have been set aside and held in trust pursuant to this clause (iii) shall be reinvested in accordance with the preceding clause (ii), provided that, the Events of Termination identified as paragraphs (g) and (i) of Exhibit V cannot be waived by the Purchaser Agents; and

(iv)  during such times as amounts are required to be reinvested in accordance with the foregoing clause (ii) or the proviso to clause (iii), release to the Seller for its own account any Collections in excess of such amounts and the amounts that are required to be set aside pursuant to clause (i) above.

(c)  The Collection Agent shall deposit ratably according to the amount then owed to each Investor or Bank into each Purchaser Agents’ Account (i) on the first Business Date of each month, commencing in July 2005, Collections held for the Investors or Banks pursuant to Sections 1.04(b)(i) and (iii) in respect of fees and payments under the Fee Agreements and (ii) on the last day of each Settlement Period for a Receivable Interest in the Pool Receivables, Collections held for the Investors or the Banks that relate to such Receivable Interest in the Pool Receivables pursuant to Section 1.04(b)(i) and (iii) (other than in respect of fees and payments owed under the Fee Agreements).

(d)  Upon receipt of funds deposited into its Purchaser Agent’s Account, the related Purchaser Agent shall distribute them as follows:

(i)  if such distribution occurs on a day that is not a Liquidation Day, first to the Investors or the Banks that hold the relevant Receivable Interest in the Pool Receivables, pro rata, in payment in full of all accrued Yield, all fees and payments due pursuant to each of the Fee Agreements, and second to the Collection Agent in payment in full of all accrued Collection Agent Fees; and

(ii)  if such distribution occurs on a Liquidation Day, first to the Collection Agent if the Collection Agent is not United Rentals or an Affiliate of United Rentals, second to the Investors or the Banks that hold the relevant Receivable Interest in the Pool Receivables, pro rata, in payment in full of all accrued and unpaid Yield and all fees and payments due pursuant to each of the Fee Agreements, third to such Investors or Banks, pro rata, in reduction to zero of all Capital, fourth to such Investors or Banks or the Administrative Agent or the Purchaser Agents or any Indemnified Party or Affected Person, pro rata, in payment of any other amounts owed by the Seller hereunder, and fifth to the Collection Agent, if United Rentals or an Affiliate of United Rentals is the Collection Agent, in payment in full of all accrued and unpaid Collection Agent Fees.

After the Capital and Yield and Collection Agent Fees with respect to a Receivable Interest in the Pool Receivables, and any other amounts payable by the Seller to the Investors, the Banks, the Administrative Agent or the Purchaser Agents hereunder, have been paid in full, all additional Collections with respect to such Receivable Interest in the Pool Receivables and any excess cash Collateral shall be paid to the Seller for its own account.

(e)  For the purposes of this Agreement:

(i)  if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any Dilution, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment;

(ii)  if on any day any of the representations or warranties in paragraph (h) or (e) of Exhibit III is not true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full; and

(iii)  if and to the extent the Administrative Agent, the Purchaser Agents, any Investors or any Bank or any Indemnified Party or Affected Person shall be required for any reason to pay over to an Obligor (or to any trustee, receiver, custodian or similar official in any proceeding of the type contemplated by paragraph (g) of Exhibit V) any amount received by it hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Seller, and, accordingly, the Administrative Agent, the Purchaser Agents, the Investors or the Banks, or the Indemnified Parties or the Affected Persons, as the case may be, shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

(f)  Except as provided in Section 1.04(e)(i) or (ii), or as otherwise required by applicable law or the relevant Contract, all Collections received from an Obligor of any Receivables shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables.

(g)  The Seller shall forthwith deliver (i) to the Collection Agent an amount equal to all Collections deemed received by the Seller pursuant to Section 1.04(e)(i) or (ii) above and the Collection Agent shall hold or reinvest such Collections in accordance with Section 1.04(b), or (ii) if Collections are then being paid to the Administrative Agent or a Controlled Account directly or indirectly owned or controlled by the Administrative Agent, the Seller shall forthwith cause such deemed Collections to be paid to the Administrative Agent or such Controlled Account. So long as the Seller shall hold any Collections or deemed Collections required to be paid to the Collection Agent, the Administrative Agent, a Purchaser Agent, a Purchaser, a Bank, an Indemnified Party, or an Affected Person, it shall hold such Collections in trust and separate and apart from its own funds and shall clearly mark its records to reflect such trust.

(h)  Subject to Section 1.04(a) with respect to each Non-Extending Purchaser that has not agreed to transfer and assign its Commitment pursuant to Section 1.04(a) of this Agreement, the Collection Agent shall implement the procedures set forth in this Section 1.04(h) (a “Partial Liquidation”). On each Business Day prior to such Non-Extending Purchaser's Commitment being reduced to zero (provided that no Event of Termination has occurred and is continuing), the Collection Agent shall apply funds, out of the Collections represented by the Receivable Interest received and not previously applied, in the following manner:

(i)  set aside and hold in trust in the Collection Account, for the benefit of the Purchasers an amount equal to all Yield and fees and other payments owed under the Fee Agreements (based on the Receivable Interest at such time), in each case accrued through such day and not so previously set aside or paid. The Collection Agent shall thereafter pay to each Purchaser Agent on the last day of each Settlement Period for the Purchasers (ratably according to accrued Yield and fees other payments owed under the Fee Agreements ) the amount of such accrued and unpaid fees other payments owed under the Fee Agreements and Yield;

(ii)  pay to each applicable Purchaser Agent for the account of each Non-Extending Purchaser, if any, related to such Purchaser Agent (ratably based on the Bank Commitment of the Bank related to such Purchasers at such time), and, for the account of any related Purchasers solely to the extent necessary to reduce such Purchaser’s pro rata portion of the Purchase Limit to an amount that is equal to or lesser than the amount of any available Bank Commitment of any remaining Banks related to such Purchaser at such time, from such Collections remaining after application pursuant to clause (i) above, the amount of such Non-Extending Purchaser's Commitment; provided that solely for purposes of determining such Non-Extending Purchaser's ratable share of such Collections, such Bank Commitment shall be deemed to remain constant from the date such Purchaser becomes a Non-Extending Purchaser until the date such Non-Extending Purchaser's Commitment has been paid in full; it being understood that if such day is also a Termination Day or a day on which an Event of Termination has occurred, the Bank Commitment of the Bank related to such Purchaser shall be recalculated at such time (taking into account amounts received by or on behalf of such Purchaser in respect of its Capital pursuant to this clause (ii)), and thereafter Collections shall be set aside for payment to all Purchasers (ratably according to the Bank Commitment of the Bank related to such Purchaser) pursuant to paragraph (d) above; and

(iii)  reinvest the balance of such Collections in respect of Capital to the acquisition of additional undivided percentage interests pursuant to Section 1.02 hereof.

SECTION 1.05.  Fees.

(a)  The Collection Agent shall be entitled to receive a fee (the “Collection Agent Fee”) of 0.50% per annum on the average daily Outstanding Balance of each Receivable Interest owned by each Investor or Bank, for the period from the date of purchase of such Receivable Interest until the later of the Termination Date for such Receivable Interest or the date on which such Capital is reduced to zero, payable in arrears on the first day of each calendar month following each Settlement Period for such Receivable Interest. Upon three Business Days’ notice to the Administrative Agent and the Purchaser Agents, the Collection Agent (if not United Rentals) may elect to be paid, as such fee, a different percentage per annum on the average daily Outstanding Balance of such Receivable Interest for such Settlement Period, but in no event in excess for all Receivable Interests relating to a single Receivables Pool of 110% of the reasonable costs and expenses of the Collection Agent in administering and collecting the Receivables in such Receivables Pool. The Collection Agent Fee shall be payable only from Collections pursuant to, and subject to the priority of payment set forth in, Section 1.04.

(b)  The Seller agrees to pay to the Administrative Agent and the Purchaser Agents certain fees in the amounts and on the dates set forth in the applicable Fee Agreement with each of the Purchaser Agents, as applicable.

SECTION 1.06.  Payments and Computations, Etc.

(a)  All amounts to be paid or deposited by the Seller or the Collection Agent, including all Broken Funding Costs, hereunder to or for the account of the Purchaser Agents, a Purchaser or any other Investor or Bank shall be paid or deposited no later than 11:00 A.M. (New York City time) on the day when due in same day funds to the applicable Purchaser Agent’s Account.

(b)  The Seller and Collection Agent shall, to the extent permitted by law, pay interest on any amount not paid or deposited by the Seller or Collection Agent, as applicable (whether as Collection Agent or otherwise), when due hereunder, at an interest rate per annum equal to 2% per annum above the Alternate Base Rate, payable upon the demand of the related Purchaser Agent.

(c)  All computations of interest under clause (b) above and all computations of Yield, fees, and other amounts hereunder shall be made on the basis of a year of 360 days (or 365 or 366 days, as applicable, if computed with reference to the Alternate Base Rate) for the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

SECTION 1.07.  Dividing or Combining Receivable Interests.

A Purchaser Agent, on written notice to the Seller on or prior to the last day of any Fixed Period, may either (i) divide any Receivable Interest in the Pool Receivables into two or more Receivable Interests having aggregate Capital equal to the Capital of such divided Receivable Interest, or (ii) combine any two or more Receivable Interests in the Pool Receivables originating on such last day or having Fixed Periods ending on such last day into a single Receivable Interest in the Pool Receivables having Capital equal to the aggregate of the Capital of such Receivable Interests.

SECTION 1.08.  Increased Costs and Requirements of Law.

(a)  If the Administrative Agent, the Purchaser Agents, any Investor, any Bank, any entity that enters into a commitment to purchase Receivable Interests in the Pool Receivables or interests therein or any entity that provides liquidity or credit enhancement or any of their respective Affiliates (each an “Affected Person”) reasonably determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law):

(i)  affects or would affect the amount of capital required or expected to be maintained by such Affected Person and such Affected Person determines that the amount of such capital is increased by or based upon the existence of any commitment to make purchases of or to lend against or otherwise to maintain the investment in Pool Receivables or interests therein, hereunder or under any commitments to an Investor related to this Agreement or to the funding thereof or any related liquidity facility or credit enhancement facility (or any participation therein) and other commitments of the same type; or

(ii)  increases the cost to an Affected Person of agreeing to purchase or purchasing, or maintaining the ownership of, Receivable Interests in the Pool Receivables in respect of which the Yield is computed by reference to the Eurodollar Rate (Reserve Adjusted);

(b)  then, upon demand by such Affected Person (with a copy to the related Purchaser Agent), the Seller shall pay to the related Purchaser Agent within 30 days of the delivery of such demand, for the account of such Affected Person (as a third-party beneficiary), from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person in the light of such circumstances, to the extent that such Affected Person reasonably determines such increase in capital or increased costs to be allocable to the existence of any of such commitments. Without limiting the Seller’s liability with respect to such increases in capital or costs, such Affected Person shall, if possible, use its reasonable best efforts to mitigate such increases in capital or costs. A certificate as to such amounts submitted to the Seller and the related Purchaser Agent by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.

(c)  In the event that any change in any requirement of law or in the interpretation or application to an Affected Person of a requirement of law or change thereto by the relevant governmental authority after the date hereof or compliance by an Affected Person with any request or directive (whether or not having the force of law) from any central bank or other governmental authority after the date of this Agreement:

(i)  does or shall subject such Affected Person to any tax of any kind whatsoever with respect to this Agreement or change the basis of taxation of payments to such Affected Person on account of Collections, Yield, Collection Agent Fees or any other amounts payable hereunder or under the Fee Agreement (excluding franchise taxes imposed on such Affected Person by the jurisdiction under the laws of which such Affected Person is organized or a political subdivision thereof and income taxes of any kind); or

(ii)  does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, purchases, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Affected Person which are not otherwise included in the determination of the Alternate Base Rate or Eurodollar Rate (Reserve Adjusted) hereunder;

and the result of any of the foregoing is to increase the cost to such Affected Person of owning the Receivable Interests in the Pool Receivables or to reduce any amount receivable hereunder or under the Fee Agreement then, upon demand by the related Purchaser Agent, the Seller shall pay to the related Purchaser Agent within 30 days of the delivery of such demand, any additional amounts necessary to compensate such Affected Person for such additional cost or reduced amount receivable. Without limiting the Seller’s liability with respect to such increases in capital or costs, such Affected Person shall, if possible, use its reasonable best efforts to mitigate such increases in capital or costs.

(d)  For the avoidance of doubt, any change in interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Standards Board or any other change in national or international generally accepted principles of accounting (whether foreign or domestic) that would require the consolidation of some or all of the assets and liabilities of any Purchaser or Bank, including the assets and liabilities that are the subject of this Agreement and/or other Transaction Documents, but excluding any assets and liabilities that are currently consolidated with those of any Affected Person (other than such Purchaser or Bank), shall constitute a change in the interpretation, administration or application of a law, regulation, guideline or request subject to Section 1.08(a), (b) and (c).

(e)  The Administrative Agent shall promptly notify the Seller if any event of which it has knowledge, which will entitle an Affected Person to compensation pursuant to this Section 1.08. Notwithstanding the foregoing, in the event that such notice is not given to the Seller by the Administrative Agent, such Affected Person shall not be entitled to compensation from the Administrative Agent for any additional costs incurred as a result of such failure to notify.

SECTION 1.09.  Intended Characterization Security Interest.

The Seller, the Purchasers, the Administrative Agent, the Investors, the Banks and the Purchaser Agents intend that the sale, assignment and transfer of the Receivable Interests to the Administrative Agent hereunder shall be treated as a true sale for all purposes, other than federal and state income tax purposes and accounting purposes. If, notwithstanding the intent of the parties, the sale, assignment and transfer of the Receivable Interests is not treated as a sale for all purposes, other than federal and state income tax purposes, the sale, assignment and transfer of the Receivable Interests shall be treated as a grant of, and the Seller does hereby grant to the Administrative Agent, for its benefit and the ratable benefit of the Investors and the Banks, and as collateral security for the performance by the Seller of all the terms, covenants and agreements on the part of the Seller (whether as the Seller or otherwise) to be performed under this Agreement or any document delivered in connection with this Agreement, including the punctual payment when due of all obligations of the Seller hereunder or thereunder, whether for indemnification payments, fees, expenses or otherwise, the Seller hereby assigns to the Administrative Agent for its benefit and the ratable benefit of the Investors and the Banks, and hereby grants to the Administrative Agent for its benefit and the ratable benefit of the Investors and the Banks, a security interest in, all of the Seller’s right, title and interest in, to and under (but none of the Seller’s obligations under) all of the following, whether now or hereafter existing or arising:

(a)  each of the Transaction Documents to which it is a party, including, without limitation, (i) all rights of the Seller to receive moneys due or to become due under or pursuant to the Purchase Agreement, (ii) all security interests and property subject thereto from time to time purporting to secure payment of monies due or to become due under or pursuant to the Purchase Agreement, (iii) all rights of the Seller to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Purchase Agreement, (iv) claims of the Seller for damages arising out of or for breach of or default under the Purchase Agreement, and (v) the right of the Seller to compel performance and otherwise exercise all remedies thereunder,

(b)  all Receivables, the Related Security with respect thereto and the Collections and all other assets, including, without limitation, accounts, chattel paper, instruments and general intangibles (as those terms are defined in the UCC) owned by the Seller and not otherwise purchased or scheduled to be purchased under this Agreement,

(c)  the Controlled Accounts and all amounts on deposit therein and all certificates and instruments, if any, from time to time evidencing any of the foregoing and

(d)  to the extent not included in the foregoing, all proceeds of and all amounts received or receivable under any and all of the foregoing.

The Administrative Agent, for the benefit of the Investors, shall have, with respect to the foregoing, in addition to all the other rights and remedies available to it, for the benefit of the Investors, all of the rights and remedies of a secured party under the UCC.

SECTION 1.10.  [Reserved]

SECTION 1.11.  Sharing of Payments.

If any Purchaser (for purpose of this Section 1.11 only, a “Recipient”) shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of any interest in the Capital owned by it in excess of its ratable share thereof, such Recipient shall forthwith purchase from the Purchaser entitled to a share of such amount participations in the percentage interests owned by such Persons as shall be necessary to cause such Recipient to share the excess payment ratably with each such other Person entitled thereto; provided, however, that if all or any portion of such excess payment is thereafter recovered from such Recipient, such purchase from each such other Person shall be rescinded and each such other Person shall repay to the Recipient the purchase price paid by such Recipient for such participation to the extent of such recovery, together with an amount equal to such other Person’s ratable share (according to the proportion of (a) the amount of such other Person’s required payment to (b) the total amount so recovered from the Recipient) of any interest or other amount paid or payable by the Recipient in respect of the total amount so recovered.

SECTION 1.12.  Repurchase Option.

So long as no Event of Termination or Incipient Event of Termination would occur or be continuing after giving effect thereto, the Seller shall have the right to repurchase all, but not less than all, of the Receivable Interests held by the Investors and the Banks upon not less than thirty (30) days prior written notice to the Purchaser Agents. Such notice shall specify the date that the Seller desires that such repurchase occur (such date, the “Repurchase Date”). On the Repurchase Date, the Seller shall transfer to the Purchaser Agents’ Account in immediately available funds an amount equal to (i) the Capital of the Receivable Interests held by the Investors and the Banks, (ii) all accrued and unpaid Yield thereon to the Repurchase Date, (iii) all accrued and unpaid fees owing to the Investors and the Banks under the Fee Agreements, (iv) the Liquidation Fee owing to the Investors and the Banks in respect of such repurchase and (v) all expenses and other amounts payable hereunder to any of the Administrative Agent, the Purchaser Agents, the Investors and the Banks (including, without limitation, reasonable attorneys’ fees and disbursements). Any repurchase pursuant to this Section 1.12 shall be made without recourse to or warranty by the Administrative Agent, the Purchaser Agents, the Investors or the Banks (except for a warranty that all Receivable Interests repurchased are transferred free of any lien, security interest or Adverse Claim created solely by the actions of the Administrative Agent, the Purchaser Agents, the Investors or the Banks). Further, on the Repurchase Date the Bank Commitments for all the Banks shall terminate, each of the Commitment Termination Date and Facility Termination Date shall have occurred, and no further purchases or reinvestments of Collections shall be made hereunder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES; COVENANTS; EVENTS OF TERMINATION

SECTION 2.01.  Representations and Warranties; Covenants.

The Seller hereby makes the representations and warranties, and hereby agrees to perform and observe the covenants, set forth in Exhibits III and IV, respectively, hereto.

SECTION 2.02.  Events of Termination.

If any of the Events of Termination set forth in Exhibit V hereto shall occur and be continuing, the Administrative Agent or a Purchaser Agent may, by notice to the Seller, take either or both of the following actions: (x) declare the Facility Termination Date and the Commitment Termination Date to have occurred (in which case the Facility Termination Date and the Commitment Termination Date shall be deemed to have occurred) and (y) without limiting any right under this Agreement to replace the Collection Agent, designate another Person to succeed the then current Collection Agent as the Collection Agent; provided that, automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraphs (g) or (i) of Exhibit V, the Facility Termination Date and the Commitment Termination Date shall occur. Upon any such declaration or designation or upon any such automatic termination, the Investors, the Banks, the Administrative Agent and each Purchaser Agent shall have (a) the rights of the Seller as “Buyer” under the Purchase Agreement and (b) in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided after default under the UCC of the appropriate jurisdiction or jurisdictions and under other applicable law, which rights and remedies shall be cumulative.

ARTICLE III

INDEMNIFICATION

SECTION 3.01.  Indemnities by the Seller.

Without limiting any other rights that the Administrative Agent, the Purchaser Agents, the Investors, the Banks or any entity that provides liquidity or credit enhancement or any of their respective Affiliates or any of their respective employees, officers, directors, agents or counsel (each, an “Indemnified Party”) may have hereunder or under applicable law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all claims, damages, costs, expenses, losses and liabilities (including reasonable attorneys’ fees) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of or resulting from this Agreement or the ownership of Receivable Interests or in respect of any Receivable or any Contract, excluding, however, (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, (b) recourse for uncollectible Receivables or (c) any income taxes or any other tax or fee measured by income incurred by such Indemnified Party, arising out of or as a result of this Agreement or the ownership of Receivable Interests or in respect of any Receivable or any Contract. Without limiting or being limited by the foregoing (but subject to the aforementioned exclusions), the Seller shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following:

(i)  the creation of an undivided percentage ownership or security interest in any Receivable that purports to be part of the Net Receivables Pool Balance but that is not at the date of the creation of such interest an Eligible Receivable;

(ii)  any representation or warranty or statement made or deemed made by the Seller (or any of its officers) pursuant to this Agreement and the other Transaction Documents that shall have been incorrect when made or deemed made;

(iii)  the failure by the Seller or any of the Originators to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such applicable law, rule or regulation;

(iv)  the failure to vest and maintain vested in the Administrative Agent on behalf of the Investors and the Banks (a) a first priority perfected undivided percentage ownership or security interest, to the extent of each Receivable Interest, in the Receivables in, or purporting to be in, the Receivables Pool and the Related Security and Collections in respect thereof or (b) a first priority perfected security interest as provided in Section 1.09, in each case free and clear of any Adverse Claim;

(v)  the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool and the Related Security and Collections in respect thereof, whether at the time of any purchase or reinvestment or at any subsequent time;

(vi)  without double counting for any Dilution for which a deemed collection has been received under Section 1.04(e)(i) of this Agreement, any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor or any other credit related loss) of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the goods or services related to such Receivable or the furnishing or failure to furnish such goods or services or relating to collection activities with respect to such Receivable (to the extent such collection activities were performed by the Seller or any of its Affiliates acting as Collection Agent);

(vii)  any failure of the Seller to perform its duties or obligations in accordance with the provisions hereof (including any failure to comply with the covenants contained in Exhibit IV) or of any of the Transaction Documents to which it is a party, or under any Contract;

(viii)  any products liability or other claim, investigation or proceeding (including any claim for unpaid sales, excise or other taxes) arising out of or in connection with the goods or services or merchandise or insurance that are the subject of any Contract;

(ix)  the commingling by the Seller or any of its Affiliates (United Rentals as Collection Agent or otherwise) of Collections of Pool Receivables at any time with other funds or the failure of Collections to be deposited into Controlled Accounts;

(x)  any investigation, litigation or proceeding related to this Agreement or the ownership of Receivable Interests or in respect of any Receivable or Related Security;

(xi)  any Collection Agent Fees or other costs and expenses payable to any replacement Collection Agent, to the extent in excess of the Collection Agent Fees payable to the Collection Agent hereunder; or

(xii)  any claim brought by any Person other than an Indemnified Party arising from any activity by the Seller or any Affiliate of the Seller in servicing, administering or collecting any Receivable.

ARTICLE IV

ADMINISTRATION AND COLLECTION OF POOL RECEIVABLES

SECTION 4.01.  Designation of Collection Agent.

The servicing, administration and collection of the Pool Receivables shall be conducted by the Collection Agent so designated hereunder from time to time. Until the Administrative Agent, with the consent of each Purchaser Agent, gives prior notice to the Seller of the designation of a new Collection Agent in accordance with the terms hereof, United Rentals is hereby designated as, and hereby agrees to perform the duties and obligations of, the Collection Agent pursuant to the terms hereof. The Administrative Agent, with the consent of each Purchaser Agent, at any time after the occurrence of an Event of Termination may designate as Collection Agent any Person (including itself) to succeed United Rentals or any successor Collection Agent, if such Person shall consent and agree to the terms hereof. The Collection Agent may, with the prior consent of the Administrative Agent and each Purchaser Agent, subcontract with any other Person for the servicing, administration or collection of the Pool Receivables. Any such subcontract shall not affect the Collection Agent’s liability for performance of its duties and obligations pursuant to the terms hereof. Any termination of the Collection Agent shall also terminate such subcontract.

SECTION 4.02.  Duties of Collection Agent.

(a)  The Collection Agent shall take or cause to be taken all such actions as may be necessary or advisable to collect each Pool Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. The Seller, the Administrative Agent and the Purchaser Agents hereby appoint the Collection Agent, from time to time designated pursuant to Section 4.01, as agent for themselves and for the Investors and the Banks to enforce their respective rights and interests in the Pool Receivables and the Related Security. In performing its duties as Collection Agent, the Collection Agent shall exercise the same care and apply the same policies as it would exercise and apply if it owned such Receivables and shall act in the best interests of the Seller, the Administrative Agent, each Purchaser Agent, the Investors and the Banks.

(b)  The Collection Agent shall administer the Collections in accordance with the procedures described in Section 1.04 and shall perform the other obligations of the “Collection Agent” set forth in this Agreement.

(c)  If no Event of Termination or Incipient Event of Termination shall have occurred and be continuing, United Rentals, while it is the Collection Agent, may, in accordance with the Credit and Collection Policy, extend the maturity or adjust the Outstanding Balance or otherwise modify the payment terms of any Receivable as it deems appropriate to maximize Collections thereof; provided, that such modification shall not (i) alter the status of the Pool Receivable as a Delinquent Receivable or Defaulted Receivable, or (ii) limit the rights of the Administrative Agent, Purchaser Agents, Banks or Investors.

(d)  The Collection Agent shall hold in trust for the Seller and each Investor and Bank, in accordance with their respective interests, all documents, instruments and records (including, without limitation, computer tapes or disks) which evidence or relate to Pool Receivables.

(e)  The Collection Agent shall, as soon as practicable following receipt, turn over to the Seller to whom any cash collections or other cash proceeds is received with respect to Receivables not constituting Pool Receivables.

(f)  The Collection Agent shall, from time to time at the request of the Administrative Agent or any Purchaser Agent, furnish to the Administrative Agent or such Purchaser Agent (promptly after any such request) a calculation of the amounts set aside for the Investors and the Banks pursuant to Section 1.04(b).

(g)  On or before the twelfth Business Day of each month, the Collection Agent shall prepare and forward to the Administrative Agent and each Purchaser Agent a Monthly Report relating to the Receivable Interests outstanding on the last day of the immediately preceding month. On or before the first Business Day of each week, the Collection Agent shall prepare and forward to the Administrative Agent and each Purchaser Agent a Weekly Report as of the last Business Day of the previous week; provided that no Weekly Report is due if Capital is equal to zero; provided, further, that a Weekly Report shall be provided to the Administrative Agent before Capital can be increased from zero. On any Business Day during the continuation of any Daily Report Trigger Event, the Collection Agent shall prepare and forward to the Administrative Agent and each Purchaser Agent a Daily Report as of the previous Business Day; provided that no Daily Report is due if Capital is equal to zero; provided, further, that a Daily Report shall be provided to the Administrative Agent and each Purchaser Agent before Capital can be increased from zero during the continuation of a Daily Report Trigger Event.

SECTION 4.03.  Certain Rights of the Administrative Agent.

(a)  The Administrative Agent is authorized at any time after the occurrence of an Event of Termination to deliver to the Controlled Account Banks the Notice of Effectiveness provided for in the Controlled Account Agreements. The Seller hereby transfers to the Administrative Agent the exclusive control of the Controlled Accounts to which the Obligors of Pool Receivables shall make payments, subject only to the Administrative Agent’s delivery of such Notice of Effectiveness. The Seller shall take any actions reasonably requested by the Administrative Agent to effect such transfer of control of the Controlled Accounts to the Administrative Agent. All amounts in the Controlled Accounts that represent Collections of Receivables may, in accordance with this Agreement, be deposited into the respective Purchaser Agent’s Account, pro rata in accordance with outstanding Capital.

(b)  At any time following an Event of Termination or an Incipient Event of Termination:

(i)  The Administrative Agent may direct the Obligors of Pool Receivables that all payments thereunder be made directly to the Administrative Agent or its designee.

(ii)  At the Seller’s expense the Administrative Agent may, and at the request of the Administrative Agent the Seller shall, notify each Obligor of Pool Receivables of the ownership of Receivable Interests under this Agreement and the other Transaction Documents and direct that payments be made directly to the Administrative Agent or its designee.

(iii)  At the Administrative Agent’s request and at the Seller’s expense, the Seller and the Collection Agent shall (x) assemble all of the documents, instruments and other records (including, without limitation, computer tapes and disks) that evidence or relate to the Pool Receivables and the related Contracts and Related Security, or that are otherwise necessary or desirable to collect the Pool Receivables, and shall make the same available to the Administrative Agent and each Purchaser Agent at a place selected by the Administrative Agent or its designee, (y) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Pool Receivables in a manner acceptable to the Administrative Agent and each Purchaser Agent, and (z) promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee.

(c) The Seller and the Collection Agent each irrevocably authorizes the Administrative Agent at any time and from time to time in the sole discretion of the Administrative Agent, and appoints the Administrative Agent as its attorney-in-fact, to act on behalf of the Seller and the Collection Agent (i) to execute on behalf of the Seller as debtor (if required) and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Administrative Agent, on behalf of the Purchaser Agents and the Banks, in the Receivables and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Purchasers in the Receivables; provided that nothing in this Section 4.03(c) shall authorize the Administrative Agent to take any action to effect any release of the security interests of third parties in the Identifiable Combined Assets without the prior written consent of the Seller and the Collection Agent. This appointment is coupled with an interest and is irrevocable.

SECTION 4.04.  Rights and Remedies.

(a)  If the Collection Agent fails to perform any of its obligations under this Agreement, the Administrative Agent may (but shall not be required to) itself perform, or cause performance of, such obligation; and the Administrative Agent’s costs and expenses incurred in connection therewith shall be payable by the Seller (if the Collection Agent that fails to so perform is United Rentals or any of its Affiliates).

(b)  The Seller and the Originators shall perform their respective obligations under the Contracts related to the Pool Receivables to the same extent as if Receivable Interests had not been sold and the exercise by the Administrative Agent on behalf of the Purchaser Agents, the Investors and the Banks of their rights under this Agreement shall not release the Collection Agent, any Originator or the Seller from any of their duties or obligations with respect to any Pool Receivables or related Contracts. Neither the Administrative Agent, the Purchaser Agents, the Investors nor the Banks shall have any obligation or liability with respect to any Pool Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of the Seller or the Originators thereunder.

(c)  In the event of any conflict between the provisions of this Article and Article VI of the Purchase Agreement, the provisions of this Agreement shall control.

SECTION 4.05.  Further Actions Evidencing Purchases.

(a)  The Seller will, and will require that each of the Originators will, from time to time, at its own expense, promptly execute and deliver all further instruments and documents and take all further actions that may be reasonably necessary or desirable, or that the Administrative Agent or any Purchaser Agent may reasonably request, to perfect, protect or more fully evidence the Receivable Interests in the Pool Receivables purchased hereunder, or to enable the Investors, the Banks or the Administrative Agent to exercise and enforce their respective rights and remedies hereunder. Without limiting the foregoing, the Seller or the Originators will, upon the request of the Administrative Agent or any Purchaser Agent

(i)  execute and file such financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be reasonably necessary or desirable, or that the Administrative Agent or any Purchaser Agent may reasonably request, to perfect, protect or evidence such Receivable Interests in the Pool Receivables; and

(ii)  mark conspicuously (which marking may be done electronically) each invoice evidencing each Pool Receivable with a legend, acceptable to the Administrative Agent and the Purchaser Agents, evidencing that Receivable Interests therein have been sold.

; provided that nothing in this Section 4.05(a) shall require the Seller to take any action with respect to the Identifiable Combined Assets.

(b)  The Seller authorizes the Administrative Agent to file financing or continuation statements, and amendments thereto and assignments thereof, relating to the Pool Receivables, the Related Security and the Collections with respect thereto. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.

(c)  The Seller authorizes the Administrative Agent to take any and all steps in the Seller’s name and on behalf of the Seller that are necessary or desirable, in the determination of the Administrative Agent, to collect amounts due under the Pool Receivables, including, without limitation, endorsing the Seller’s name on checks and other instruments representing Collections of Pool Receivables and enforcing the Pool Receivables and the Related Security.

SECTION 4.06.  Covenants of the Collection Agent and the Seller.

(a)  Audits. The Collection Agent and the Seller will, and will require that each of the Originators will, from time to time during regular business hours as requested by the Administrative Agent, permit the Administrative Agent

(i)  to conduct periodic audits of the Receivables, the Related Security and the related books and records and collections systems of the Collection Agent, the Seller and the Originators,

(ii)  to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Collection Agent, the Seller or the Originators relating to Pool Receivables and the Related Security, including, without limitation, the Contracts, and

(iii)  upon reasonable prior notice, to visit the offices and properties of the Collection Agent, the Seller or the Originators for the purpose of examining such materials described in clause (ii) above, and to discuss matters relating to Pool Receivables and the Related Security or the Collection Agent’s performance hereunder with any of the officers or employees of the Collection Agent, the Seller or the Originators having knowledge of such matters; provided, that, unless an Event of Termination or Incipient Event of Termination have occurred and be continuing, neither the Seller nor the Collection Agent shall be required to permit the Administrative Agent to conduct any of the actions contained in this Section 4.06(a) more often than once every twelve months.

Upon the Administrative Agent’s or any Purchaser Agent’s request, (which, at any time prior to the occurrence of an Event of Termination or any Incipient Event of Termination shall be no more frequent than once every twelve months, excluding the report to be initiated in July 2005), the Seller will, at its expense, appoint independent public accountants (which may, with the consent of the Administrative Agent and the Purchaser Agents, be United Rentals’ regular independent public accountants), or utilize the Administrative Agent’s representatives or auditors, to prepare and deliver to the Administrative Agent a written report with respect to the Receivables and the Credit and Collection Policy (including, in each case, the systems, procedures and records relating thereto) on a scope and in a form reasonably requested by the Administrative Agent.

(b)  Change in Credit and Collection Policy. The Collection Agent will not make any change in the character of its business or Credit and Collection Policy or any Contract that would impair the collectibility of any Pool Receivable or the enforceability of any related Contract or the ability of United Rentals (if it is acting as Collection Agent) to perform its obligations under this Agreement.

(c)  Payment of Sales Taxes. The Collection Agent will, and will require in its agreement with the Originators that each Originator will, pay all sales, excise or other taxes with respect to the Receivables to the applicable taxing authority when due, and will, upon the request of the Administrative Agent or any Purchaser Agent, provide the Administrative Agent or such Purchaser Agent with evidence of such payment.

(d)  Termination of Credit Agreement. The Collection Agent shall notify the Administrative Agent and each Purchaser Agent (i) of the scheduled maturity of the Credit Agreement on or before the 60th day prior to such scheduled maturity, (ii) of the termination of the Credit Agreement by the Collection Agent or any Originator as soon as reasonably practicable but no later than 15 calendar days prior to such termination and (iii) of the termination of the Credit Agreement by the lenders thereunder as soon as reasonably practicable, but in any event within one (1) Business Day of the earlier of receipt by the Collection Agent or any Originator of notice of such termination and the effectiveness of such termination.

SECTION 4.07.  Indemnities by the Collection Agent.

Without limiting any other rights that the Administrative Agent, each Purchaser Agent, any Investor, any Bank or any of their respective Affiliates or agents (each, a “Special Indemnified Party”) may have hereunder or under applicable law, and in consideration of its appointment as Collection Agent, the Collection Agent hereby agrees to indemnify each Special Indemnified Party from and against any and all claims, damages, costs, expenses, losses and liabilities (including reasonable attorneys’ fees) (all of the foregoing being collectively referred to as “Special Indemnified Amounts”) arising out of or resulting from any of the following (excluding, however, (a) Special Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of a Special Indemnified Party, (b) recourse for uncollectible Receivables or (c) any income taxes or any other tax or fee measured by income incurred by such Special Indemnified Party arising out of or as a result of this Agreement or the ownership of Receivable Interests or in respect of any Receivable or any Contract):

(i)  any representation or warranty or statement made by the Collection Agent under or in connection with this Agreement or the Transaction Documents that shall have been incorrect in any material respect when made or deemed made;

(ii)  the failure by the Collection Agent or the Originators to comply with any applicable law, rule or regulation with respect to any Pool Receivable or Contract, including payment of all unpaid sales, excise or other taxes when due;

(iii)  any failure of the Collection Agent to perform its duties or obligations in accordance with the provisions of this Agreement;

(iv)  the commingling of Collections of Pool Receivables at any time by the Collection Agent with other funds;

(v)  any action or omission by the Collection Agent not in compliance with its Credit and Collection Policy that has the effect of reducing or impairing the rights of the Investors or the Banks with respect to any Pool Receivable or the value of any Pool Receivable;

(vi)  any claim brought by any Person other than a Special Indemnified Party arising from any activity by the Collection Agent or its Affiliates in servicing, administering or collecting any Pool Receivable; or

(vii)  any dispute, claim, offset or defense of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool as a result of the collection activities with respect to such Receivable by the Collection Agent.

SECTION 4.08.  Representations and Warranties of the Collection Agent.

The Collection Agent represents and warrants as follows:

(a)  The Collection Agent is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to so qualify would not be expected to have a material adverse effect on the Collection Agent’s ability to perform its duties or obligations with respect to the Receivables Pool or on the Receivables Pool.

(b)  The execution, delivery and performance by the Collection Agent of this Agreement and any other Transaction Document to be delivered by it (i) are within the Collection Agent’s corporate powers, (ii) have been duly authorized by all necessary corporate action and (iii) do not contravene (1) the Collection Agent’s charter or by-laws, (2) any law, rule or regulation applicable to the Collection Agent or (3) any contractual restriction binding on or affecting the Collection Agent or its property, the violation of which could reasonably be expected to have Material Adverse Effect on the collectibility of any Pool Receivable or on the performance of the Collection Agent hereunder. This agreement has been duly executed and delivered by the Collection Agent.

(c)  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Collection Agent of this Agreement or any other document to be delivered by it hereunder other than those obtained by the Collection Agent.

(d)  This Agreement constitutes the legal, valid and binding obligation of the Collection Agent enforceable against the Collection Agent in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(e)  If the Collection Agent is United Rentals or one of its Affiliates, each Monthly Report, Weekly Report, Daily Report, information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of United Rentals to the Administrative Agent, the Purchaser Agents, the Investors or the Banks in connection with this Agreement is correct in all material respects as of its date or (except as otherwise disclosed to the Administrative Agent, the Purchaser Agents, the Investors or the Banks, as the case may be, at such time) as of the date so furnished, and, as of such date, no such document contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(f)  All sales, excise or other taxes with respect to the goods, insurance or services that are the subject of any Contract for a Receivable have been paid when due.

ARTICLE V

THE ADMINISTRATIVE AGENT

SECTION 5.01.  Authorization and Action.

Each Investor and each Bank hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Purchaser Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Upon receipt of any report, notice, information or other document, certificate or instrument delivered by the Collection Agent or any Affiliate pursuant to the terms of the Transaction Documents, the Administrative Agent shall promptly forward a copy to each Purchaser Agent.

SECTION 5.02.  Administrative Agent’s Reliance, Etc.

Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by them as Administrative Agent under or in connection with this Agreement (including, without limitation, the Administrative Agent’s servicing, administering or collecting Pool Receivables as Collection Agent), except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Administrative Agent:

(a)  may consult with legal counsel (including counsel for the Seller, the Originators or the Collection Agent), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;

(b)  makes no warranty or representation to any Investor or Bank (whether written or oral) and shall not be responsible to any Investor or Bank for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement;

(c)  shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Seller, the Originators or the Collection Agent or to inspect the property (including the books and records) of the Seller or the Collection Agent;

(d)  shall not be responsible to any Investor or Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and

(e)  shall incur no liability under or in respect of this Agreement by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telecopier or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 5.03.  Indemnification of Administrative Agent.

Each Bank agrees to indemnify the Administrative Agent, solely in its capacity as Administrative Agent (to the extent not reimbursed by or on behalf of the Seller), ratably according to its respective Bank Commitment, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or the other transactions related hereto or any action taken or omitted by the Administrative Agent under this Agreement or the other transaction related hereto, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.

SECTION 5.04.  Calyon and Affiliates.

With respect to any Receivable Interest or interest therein owned by it, Calyon shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not Administrative Agent. Calyon and any of its Affiliates may generally engage in any kind of business with the Seller, the Collection Agent, the Originators or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of the Seller, the Collection Agent, the Originators or any Obligor or any of their respective Affiliates, all as if Calyon were not the Administrative Agent and without any duty to account therefor to the Investors or the Banks.

SECTION 5.05.  Bank’s Purchase Decision.

Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, any of its Affiliates or any other Bank and based on such documents and information as they have deemed appropriate, made their own evaluation and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any of their Affiliates or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement.

SECTION 5.06.   [Reserved]

SECTION 5.07.  Notice of Event of Termination.

Neither any Purchaser Agent nor the Administrative Agent shall be deemed to have knowledge or notice of the occurrence of an Event of Termination unless such Person has received notice from another Purchaser Agent, a Purchaser, the Seller or the Collection Agent referring to this Agreement, stating that an Event of Termination has occurred hereunder and describing such Event of Termination. If the Administrative Agent receives such a notice, it shall promptly give notice thereof to each Purchaser Agent whereupon each such Purchaser Agent shall promptly give notice thereof to its Purchasers. In the event that either Purchaser Agent receives such a notice, it shall promptly give notice thereof to the Purchasers and the other Purchaser Agent. The Purchaser Agent shall take such action concerning an Event of Termination as may be directed by the Purchaser Agents unless such action otherwise requires the consent of all Purchasers), but until the Administrative Agent receives such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as the Administrative Agent deems advisable and in the best interests of the Purchasers and Purchaser Agents.

ARTICLE VI

THE PURCHASER AGENTS

SECTION 6.01.  Authorization.

Atlantic, Calyon, and each Bank or other Person that has entered into an Assignment and Acceptance with Atlantic or Calyon and each assignee (directly or indirectly) of any such Purchaser, Bank or other Person, which assignee has entered into an Assignment and Acceptance has appointed Calyon as its Purchaser Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Purchaser Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Liberty, Scotia Capital, and each Bank or other Person that has entered into an Assignment and Acceptance with Liberty or Scotia Capital and each assignee (directly or indirectly) of any such Purchaser, Bank or other Person, which assignee has entered into an Assignment and Acceptance has appointed Scotia Capital as its Purchaser Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Purchaser Agent by the terms hereof, together with such powers as are reasonably incidental thereto.

As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement of this Agreement), a Purchaser Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the majority of its related Banks, and such instructions shall be binding upon all of its related Investors and Banks; provided, however, that such Purchaser Agent shall not be required to take any action which exposes such Purchaser Agent to personal liability or which is contrary to this Agreement or applicable law.

SECTION 6.02.  Reliance by Purchaser Agent.

No Purchaser Agent or any of its respective directors, officers, agents, representatives, employees, attorneys-in-fact or Affiliates shall be liable for any action taken or omitted to be taken by it or them (in their capacity as or on behalf of such Purchaser Agent) under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, a Purchaser Agent:

(a)
may consult with legal counsel, independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;

(b)
makes no warranty or representation to the Administrative Agent, any other Purchaser Agent, any Investor or Bank (whether written or oral) and shall not be responsible to the Administrative Agent, any other Purchaser Agent, any Investor or Bank for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement;

(c)
shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Transaction Document on the part of the Seller, any Originator, the Banks or the Collection Agent or to inspect the property (including the books and records) of the Seller, any Originator, the Banks or the Collection Agent;

(d)
shall not be responsible to the Administrative Agent, any other Purchaser Agent, any Investor or Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and

(e)
shall incur no liability under or in respect of this Agreement by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telecopier or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 6.03.  Agent and Affiliates.

With respect to any Receivables Interest or interest therein owned by a Purchaser Agent, such Purchaser Agent shall have the same rights and powers under this Agreement as would any Bank and may exercise the same as though it were not a Purchaser Agent. A Purchaser Agent and its respective Affiliates may generally engage in any kind of business with the Seller, the Collection Agent, the Banks, any Originator or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of the Seller, the Collection Agent, the Banks, any Originator or any Obligor or any of their respective Affiliates, all as if no such Purchaser Agent were a Purchaser Agent and without any duty to account therefor to the Investors or the Banks. If any Purchaser Agent is removed as a Purchaser Agent, such removal will not affect the rights and interests of such Purchaser Agent as a Bank.

SECTION 6.04.  Notices.

A Purchaser Agent shall give each of its related Investors and Banks prompt notice of each written notice received by it from the Seller or the Administrative Agent pursuant to the terms of this Agreement.

SECTION 6.05.  Bank’s Purchase Decision.

Each Bank acknowledges that it has, independently and without reliance upon any Purchaser Agent, any of its Affiliates or any other Bank and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon any Purchaser Agent, any of its Affiliates or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement.

ARTICLE VII

MISCELLANEOUS

SECTION 7.01.  Amendments, Etc.

No amendment or waiver of any provision of this Agreement and no consent to any departure by the Seller or the Collection Agent therefrom shall be effective unless in a writing signed by the Administrative Agent, the Banks, and each of the Purchaser Agents, as agent for the related purchaser, and, in the case of any amendment, also signed by the Seller; provided, however, that no amendment shall, unless signed by the Collection Agent in addition to the Administrative Agent and the Purchaser Agents, affect the rights or duties of the Collection Agent under this Agreement and provided further that any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that, if required by the securitization program documents governing any Purchaser’s commercial paper program, no such amendment shall be effective until each rating agency rating the Commercial Paper has received written notice of such amendment and, in the case of material amendments, notified the related Purchaser Agent in writing that such action will not result in a reduction or withdrawal of the rating of any Commercial Paper. No failure on the part of the Investors, the Banks, the Administrative Agent or the Purchaser Agents to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

SECTION 7.02.  Notices, Etc.

All notices, demands, consents, requests and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (which shall include electronic transmission), shall be personally delivered, express couriered, electronically transmitted (in which case receipt shall be confirmed by telephone and a hard copy shall also be sent by regular mail) or mailed by registered or certified mail and shall, unless otherwise expressly provided herein, be effective when received at the address specified below for the listed parties or at such other address as shall be specified in a written notice furnished to the other parties hereunder.

If to the Seller:

UNITED RENTALS RECEIVABLES LLC II
Five Greenwich Office Park
Greenwich, CT 06830
Attention: Elliott Mayer
Tel. No.: (203) 618-7202
Facsimile No.: (203) 622-4325

If to the Collection Agent:

UNITED RENTALS, INC.
5 Greenwich Office Park
Greenwich, CT 06830
Attention: Elliott Mayer
Tel. No.: (203) 618-7202
Facsimile No.: (203) 622-4325

If to the Atlantic Purchaser Agent or the Administrative Agent:

CALYON NEW YORK BRANCH
1301 Avenue of the Americas
New York, NY 10019
Attention: Matthew Croghan,
Anthony Brown and Tina Kourmpetis
Tel. No.: (212) 261-7819, (212) 261- 7858, (212) 261- 7814
Facsimile No.: (212) 459-3258
matthew.croghan@us.calyon.com
anthony.brown@us.calyon.com
tina.kourmpetis@us.calyon.com

If to the Liberty Purchaser Agent:

THE BANK OF NOVA SCOTIA
1 Liberty Plaza, 26th Floor
New York, NY 10006
Attention: Richard Garritt
and Natalie Karaskevicus
Tel. No.: (212) 225-5118
Facsimile No.: (212) 225-5274
Richard_garritt@scotiacapital.com
Natalie_karaskevicus@scotiacapital.com

If to a Purchaser:

ATLANTIC ASSET SECURITIZATION CORP.
c/o Lord Securities Corporation
Two Wall Street, 19th Floor
New York, NY 10005
Tel. No.: (212) 346-9000
Facsimile No.: (212) 346-9012

LIBERTY STREET FUNDING CORP.
Global Securitization
445 Broad Hollow Rd.
Melville, NY 11747
Tel.No.: (631) 587-4700
Facsimile No.: (212) 302-8767

If to the Banks:

CALYON NEW YORK BRANCH
1301 Avenue of the Americas
New York, NY 10019
Attention: Matthew Croghan,
Anthony Brown and Tina Kourmpetis
Tel. No.: (212) 261-7819, (212) 261- 7858, (212) 261- 7814
Facsimile No.: (212) 459-3258
matthew.croghan@us.calyon.com
anthony.brown@us.calyon.com
tina.kourmpetis@us.calyon.com

THE BANK OF NOVA SCOTIA
1 Liberty Plaza, 26th Floor
New York, NY 10006
Attention: Richard Garritt
and Natalie Karaskevicus
Tel. No.: (212) 225-5118
Facsimile No.: (212) 225-5274
Richard_garritt@scotiacapital.com
Natalie_karaskevicus@scotiacapital.com

SECTION 7.03.  Assignability.

(a)  This Agreement and the Investors’ rights and obligations herein (including ownership of each Receivable Interest in the Pool Receivables) shall be assignable by participation or otherwise in whole or in part by the Investors and their successors and assigns with the prior written consent of the Seller, which consent shall not be unreasonably withheld or delayed; provided, however, that the Seller’s consent shall not be required for any assignment or participation from an Investor pursuant to the terms of its applicable liquidity agreement. Each assignor of a Receivable Interest in the Pool Receivables or any interest therein shall notify the applicable Purchaser Agent, the Administrative Agent and the Seller of any such assignment. Each assignor of a Receivable Interest in the Pool Receivables may, in connection with the assignment or participation, disclose to the assignee or participant any information, relating to the Seller or the Receivables, that was furnished to such assignor by or on behalf of the Seller or by the Administrative Agent and the related Purchaser Agent; provided that, prior to any such disclosure, the assignee or participant agrees to preserve the confidentiality of any confidential information relating to the Seller received by it from any of the foregoing entities.

(b)  Each Bank may assign, with the prior written consent of the Seller, which consent shall not be unreasonably withheld or delayed, to any Eligible Assignee or to any other Bank all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Bank Commitment and any Receivable Interests in the Pool Receivables or interests therein owned by it). The parties to each such assignment shall execute and deliver to the Administrative Agent and the related Purchaser Agent an Assignment and Acceptance. In addition, Calyon, Scotia Capital or any of their respective Affiliates may assign any of its rights (including, without limitation, rights to payment of Capital and Yield) under this Agreement to any Federal Reserve Bank without notice to or consent of the Seller, the Administrative Agent or the Purchaser Agent.

(c)  Subject to the prior written consent of the Seller, which consent shall not be unreasonably withheld or delayed, this Agreement and the rights and obligations of each Purchaser Agent and the Administrative Agent herein shall be assignable by each Purchaser Agent and the Administrative Agent and its successors and assigns.

(d)  Neither the Seller nor the Collection Agent may assign its rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and each Purchaser Agent, which consent shall not be unreasonably withheld or delayed.

(e)  Without limiting any other rights that may be available under applicable law, the rights of the Investors may be enforced through them or by their agents.

SECTION 7.04.  Costs, Expenses and Taxes.

(a)  In addition to the rights of indemnification granted under Section 3.01 hereof, the Seller agrees to pay on demand all costs and expenses in connection with the preparation, execution, delivery and administration (including periodic auditing of Pool Receivables) of this Agreement, any asset purchase agreement or similar agreement relating to the sale or transfer of interests in Receivable Interests in the Pool Receivables and the other documents and agreements to be delivered hereunder and thereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent and the Purchaser Agents, the Purchasers, Calyon and Scotia Capital and their respective Affiliates and agents with respect thereto and with respect to advising the Administrative Agent and the Purchaser Agents, the Purchasers, Calyon and Scotia Capital and their respective Affiliates and agents as to their rights and remedies under this Agreement, the fees of the rating agencies associated with reviewing the Transaction Documents and providing the rating confirmations of each Purchaser’s Commercial Paper required in connection with the execution of this Agreement, and all costs and expenses, if any (including reasonable counsel fees and expenses), of the Administrative Agent and the Purchaser Agents, the Investors, the Banks and their respective Affiliates and agents, in connection with the enforcement of this Agreement and the other documents and agreements to be delivered hereunder.

(b)  To the extent not otherwise included in the Investor Rate, the Seller shall pay, upon the receipt of an invoice, (i) any and all commissions of placement agents and commercial paper dealers in respect of commercial paper notes issued to fund the purchase or maintenance of any Receivable Interest in the Pool Receivables, (ii) any and all costs and expenses of any issuing and paying agent or other Person responsible for the administration of the Purchasers’ commercial paper program in connection with the preparation, completion, issuance, delivery or payment of commercial paper notes issued to fund the purchase or maintenance of any Receivable Interest in the Pool Receivables and (iii) any and all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents or agreements to be delivered hereunder. The Seller agrees to save each Indemnified Party harmless from and against any liabilities with respect to or resulting from any delay by the Seller in paying or omission to pay such taxes and fees.

(c)  The Seller also shall pay on demand all other reasonable costs, expenses and taxes (excluding income taxes) incurred by a Purchaser or any stockholder or agent of a Purchaser (“Other Costs”), including the reasonable cost of administering the operations of such Purchaser, the reasonable cost of auditing such Purchaser’s books by certified public accountants, the cost of rating such Purchaser’s commercial paper by independent financial rating agencies, the taxes (excluding income taxes) resulting from such Purchaser’s operations, and the reasonable fees and out-of-pocket expenses of counsel for any stockholder or agent of such Purchaser with respect to advising as to rights and remedies under this Agreement, the enforcement of this Agreement or advising as to matters relating to such Purchaser’s operations; provided that the Seller and any other Persons who from time to time sell receivables or interests therein to a Purchaser (“Other Sellers”) each shall be liable for such Other Costs ratably in accordance with such Person’s usage under its respective facility; and provided further that if such Other Costs are attributable to the Seller and not attributable to any Other Seller, the Seller shall be solely liable for such Other Costs.

SECTION 7.05.  No Proceedings.

Each of the Seller, the Administrative Agent, the Purchaser Agents, the Collection Agent, each Investor, each Bank, each assignee of a Receivable Interest or any interest therein and each entity that enters into a commitment to purchase Receivable Interests or interests therein hereby agrees that it will not institute against, or join any other Person in instituting against, a Purchaser any proceeding of the type referred to in paragraph (g) of Exhibit V for one year and one day after the latest maturing commercial paper note issued by such Purchaser is paid in full.

SECTION 7.06.  Confidentiality.

Each of the parties agrees to maintain the confidentiality of this Agreement and other Transaction Documents (and all drafts thereof); provided that this Agreement may be disclosed to (a) each of the party’s officers, directors, employees, outside auditors, legal counsel and Affiliates who agree to hold such information confidential and then only in connection with the proposed transaction, (b) third parties who agree in writing to hold such information confidential, (c) any other commercial paper conduit administered by Calyon or Scotia Capital, (d) any current or prospective participant in the commercial paper issuance program of the Purchasers or any other commercial paper conduit administered by Calyon or Scotia Capital including but not limited to representatives of rating agencies, liquidity providers, commercial paper placement agents and commercial paper dealers and provided further that this Agreement may be disclosed if required by applicable law, regulations or legal process, including a filing with the Securities and Exchange Commission through the EDGAR electronic filing system, or the listing or quotation requirements of any exchange or quotation system on which securities of it or its parent or other Affiliates may be listed or quoted. Officers, directors, employees and agents of Calyon and Scotia Capital shall at all times have the right to share information received from United Rentals and its affiliates to appropriate parties in connection with the proposed transaction on a confidential basis.

SECTION 7.07.  Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH SHALL APPLY HERETO), EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE INTERESTS OF THE INVESTORS AND THE BANKS IN THE RECEIVABLES AND IN THE OTHER ITEMS DESCRIBED IN SECTION 1.09, OR REMEDIES HEREUNDER IN RESPECT THEREOF, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

SECTION 7.08.  SUBMISSION TO JURISDICTION.

ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION WITH RESPECT TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS THAT MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

SECTION 7.09.  WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, THE PURCHASES OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

SECTION 7.10.  Execution in Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 7.11.  Survival of Termination.

The provisions of Sections 1.08, 3.01, 4.07, 7.04, 7.05, 7.06, 7.13 and 7.14 shall survive any termination of this Agreement.

SECTION 7.12.  Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 7.13.  Excess Funds.

A Purchaser shall not be obligated to pay any amount pursuant to this Agreement unless such Purchaser has excess cash flow from operations or has received funds with respect to such obligation that may be used to make such payment and which funds or excess cash flow are not required to repay when due its Commercial Paper or other short-term funding backing its Commercial Paper. Any amount that such Purchaser does not pay pursuant to the operation of the preceding sentence shall not constitute a claim, as defined in Section 101(5) of the Federal Bankruptcy Code, against such Purchaser for any insufficiency unless and until such Purchaser does have excess cash flow or excess funds.

SECTION 7.14.  No Recourse.

(a)  The obligations of a Purchaser under this Agreement are solely the corporate obligations of such Purchaser.

(b)  No recourse shall be had for the payment of any amount owing by Atlantic under this Agreement, or for the payment by Atlantic of any other obligation or claim of or against Atlantic arising out of or based on this Agreement, against Lord Securities Corporation, a Delaware corporation (“Lord”) or against any stockholder, employee, officer, director or incorporator of Atlantic. For purposes of this Section, the term “Lord” shall mean and include Lord and all affiliates thereof and any employee, officer, director, incorporator, stockholder or beneficial owner of any of them; provided, however, that Atlantic shall not be considered to be an affiliate of Lord for purposes of this Section.

(c)  No recourse shall be had for the payment of any amount owing by Liberty under this Agreement, or for the payment by Liberty of any other obligation or claim of or against Liberty arising out of or based on this Agreement, against Global Securitization Services, a Delaware corporation (“Global”) or against any stockholder, employee, officer, director or incorporator of Liberty. For purposes of this Section, the term “Global” shall mean and include Global and all affiliates thereof and any employee, officer, director, incorporator, stockholder or beneficial owner of any of them; provided, however, that Liberty shall not be considered to be an affiliate of Global for purposes of this Section.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SELLER:	UNITED RENTALS RECEIVABLES LLC II By: ____________________ Name: Elliott Mayer Title: By: ____________________ Name: John Milne Title:

COLLECTION AGENT:	UNITED RENTALS, INC. By: ____________________ Name: Elliott Mayer Title: By: ____________________ Name: John Milne Title:

PURCHASERS:
ATLANTIC ASSET SECURITIZATION CORP.

By: CALYON NEW YORK
BRANCH, as Attorney-in-Fact

By: ____________________
Name:
Title:

By: ____________________
Name:
Title:

LIBERTY STREET FUNDING CORP.

By: ____________________
Name:
Title:

Receivables Purchase Agreement

PURCHASER AGENTS:	CALYON NEW YORK BRANCH By: ____________________ Name: Title: By: ____________________ Name: Title: THE BANK OF NOVA SCOTIA By: ____________________ Name: Title:

ADMINISTRATIVE AGENT:	CALYON NEW YORK BRANCH By: ____________________ Name: Title: By: ____________________ Name: Title:

Receivables Purchase Agreement

BANKS:	CALYON NEW YORK BRANCH By: ____________________ Name: Title: By: ____________________ Name: Title: Percentage: 50 % THE BANK OF NOVA SCOTIA By: ____________________ Name: Title: Percentage: 50%

Receivables Purchase Agreement

EXHIBIT I

DEFINITIONS

As used in the Agreement (including its Exhibits and Annexes), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Agent” means Calyon New York Branch, in its capacity as administrative agent for the banks, or any successor administrative agent.

“Administrative Agent’s Account” means the special account (account number 01-25680-0001-00-001) of the Administrative Agent maintained at the office of Calyon New York Branch, ABA 026008073.

“Adverse Claim” means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, but shall not include the liens in favor of Seller or Administrative Agent.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person.

“Affiliated Obligor” means any Obligor that is an Affiliate of another Obligor.

“Aged Receivables Ratio” means the percentage equivalent of a fraction, computed as of the last day of each calendar month, obtained by dividing (a) the sum of (i) the Outstanding Balance of Pool Receivables that were 121 to 150 days past due as of the last day of such month, excluding Pool Receivables that have been written off at any time after the date on which they were 120 days past due, (ii) (without duplication of any amounts included in clause (i) or (iii)) the Outstanding Balance of Pool Receivables that were less than 121 days past due as of the last day of such month and that, consistent with the Credit and Collection Policy, were written off as uncollectible during such month (excluding write-offs of United Rentals General Account numbered “6661xxx”), and (iii) (without duplication of any amounts included in clause (i) or (ii)) the Outstanding Balance of Pool Receivables that were less than 121 days past due as of the last day of such month, as to which the Obligor thereof or any other Person obligated thereon or owning any Related Security in respect thereof has taken any action, or suffered any event to occur, of the type described in paragraph (g) of Exhibit V, by (b) the aggregate dollar amount of all Pool Receivables created during the month ended five months prior to the most recent month-end.

“Alternate Base Rate” means:

(a)  For Calyon, Atlantic and each other Bank for Atlantic, on any date, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

(i)  the rate of interest determined by Calyon in New York, New York, from time to time in its sole discretion, as its prime commercial lending rate (which rate is not necessarily the lowest rate that Calyon charges any corporate customer)(the “Calyon Prime Rate”); and

(ii)  the Federal Funds Rate plus 0.50% per annum; and

(b)  For Scotia Capital, Liberty and each other Bank for Scotia Capital, on any date, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

(i)  the rate of interest determined by Scotia Capital in New York, New York, from time to time in its sole discretion, as its prime commercial lending rate (which rate is not necessarily the lowest rate that Scotia Capital charges any corporate customer); and

(ii)  the Federal Funds Rate plus 0.50% per annum.

“Assignee Rate” for any Fixed Period for any Receivable Interest in the Pool Receivables means an interest rate per annum equal to the applicable percentage per annum (set forth in the Fee Agreements) above the Eurodollar Rate (Reserve Adjusted) for such Fixed Period; provided, however, that in the case of

(a)  any Fixed Period on or prior to the first day that an Investor or Bank shall have notified its Purchaser Agent that

(i)  the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Investor or Bank to fund such Receivable Interest in the Pool Receivables at the rate set forth above (and such Investor or Bank shall not have subsequently notified its Purchaser Agent that such circumstances no longer exist),

(ii)  dollar deposits in the relevant amounts and for the relevant Fixed Period are not available,

(iii)  adequate and reasonable means do not exist for ascertaining the Eurodollar Rate (Reserve Adjusted) for the relevant Fixed Period or

(iv)  the Eurodollar Rate (Reserve Adjusted) determined pursuant hereto does not accurately reflect the cost to the Investors or the Banks (as conclusively determined by the related Purchaser Agent) of maintaining Receivable Interests during such Fixed Period,

(b)  any Fixed Period of one to and including 29 days (other than a Fixed Period that corresponds to the month of February or that begins on a day in the month of February and runs to the numerically corresponding day of the following month),

(c)  any Fixed Period as to which the related Purchaser Agent does not receive notice, by no later than 12:00 noon (New York City time) on the third Business Day preceding the first day of such Fixed Period, that the related Receivable Interest will not be funded by issuance of commercial paper, or

(d)  any Fixed Period for a Receivable Interest the Capital of which allocated to the Investors or Banks is less than $500,000,

the “Assignee Rate” for each such Fixed Period shall be an interest rate per annum equal to the Alternate Base Rate in effect on the first day of such Fixed Period; provided, further, that after the occurrence and during the continuation of an Event of Termination, the “Assignee Rate” for each Fixed Period shall be an interest rate per annum equal to 2% plus the Alternate Base Rate in effect on the first day of such Fixed Period.

“Assignment and Acceptance” means an assignment and acceptance agreement entered into by a Bank and an Eligible Assignee and approved by the related Purchaser Agent, pursuant to which such Eligible Assignee may become a party to the Agreement as a Bank.

“Atlantic Purchaser” means Atlantic Asset Securitization Corp., as a purchaser.

“Atlantic Purchaser Agent” means Calyon New York Branch and its successors and assigns.

“Audit Liquidation Day” has the meaning set forth in Exhibit II to this Agreement.

“Audit Resolution Day” has the meaning set forth in Exhibit II to this Agreement.

“Bank Commitment” of any Bank means, (a) with respect to Calyon, $100,000,000, or such amount as reduced by any Assignment and Acceptance entered into with other Banks; (b) with respect to Scotia Capital, $100,000,000, or such amount as reduced by any Assignment and Acceptance entered into with other Banks; or (c) with respect to a Bank that has entered into an Assignment and Acceptance, the amount set forth therein as such Bank’s Bank Commitment, in each case as such amount may be reduced by an Assignment and Acceptance entered into between such Bank and an Eligible Assignee, and as may be further reduced (or terminated) pursuant to the next sentence. Any reduction (or termination) of the Purchase Limit pursuant to the terms of the Agreement shall reduce ratably (or terminate) each Bank’s Bank Commitment.

“Banks” means each of Calyon, Scotia Capital and each respective Eligible Assignee that shall become a party to the Agreement pursuant to Section 7.03.

“Blocked Account” means a deposit account, that is not associated with a lock-box, maintained at a bank or other financial institution for the purpose of receiving deposited Collections.

“Broken Funding Costs” means for any Receivable Interest that is assigned or terminated prior to the date on which it was originally scheduled to end; an amount equal to the excess, if any, of (A) the Yield that would have accrued during the remainder of the tranche periods for Commercial Paper determined by the applicable Purchaser Agent to relate to such Receivable Interest (as applicable) subsequent to the date of such reduction, assignment or termination of the Outstanding Balance of such Receivable Interest if such reduction, assignment or termination had not occurred, over (B) the sum of (x) to the extent all or a portion of such Outstanding Balance is allocated to another Receivable Interest, the amount of Yield actually accrued during the remainder of such period on such Outstanding Balance for the new Receivable Interest, and (y) to the extent such Outstanding Balance is not allocated to another Receivable Interest, the income, if any, actually received during the remainder of such period by the holder of such Receivable Interest from investing the portion of such Outstanding Balance not so allocated. In the event that the amount referred to in clause (B) exceeds the amount referred to in clause (A), the relevant Purchaser or Purchasers agree to pay to Seller the amount of such excess.

“Business Day” means any day (other than a Saturday or Sunday) that (a) banks are not authorized or required to close in New York City and (b) if this definition of “Business Day” is utilized in connection with the Eurodollar Rate, dealings are carried out in the London interbank market.

“Calyon” has the meaning as set forth in the preamble to this Agreement and its successor and assigns.

“Calyon Fee Agreement” means the separate fee agreement, of even date herewith, pertaining to fees among the Seller and Calyon as Atlantic Purchaser Agent and as the Administrative Agent, as the same may be amended or restated from time to time.

“Capital” of each Receivable Interest in the Pool Receivables means the original amount paid to the Seller for such Receivable Interest in the Pool Receivables at the time of its purchase by a Purchaser or a Bank pursuant to the Agreement, or such amount divided or combined in accordance with Section 1.07, in each case reduced from time to time by Collections distributed on account of such Capital pursuant to Section 1.04(d) or Section 1.04(h) of the Agreement; provided that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution, as though it had not been made.

“Change of Control” means (a) any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, but excluding Permitted Holders) shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 35% or more of the ordinary voting power represented by the outstanding Equity Interests of United Rentals having ordinary voting power; (b) during any 24-month period, individuals who at the beginning of such period constituted United Rentals Board of Directors (together with any new directors whose election by United Rentals Board of Directors or whose nomination for election by United Rentals shareholders was approved by a vote of at least two-thirds of the directors who either were directors at beginning of such period or whose election or nomination was previously so approved) cease for any reason to constitute a majority of the Board of Directors of United Rentals; (c) any “Change of Control” or similar event, however denominated, shall occur under, and as defined in, any Subordinated Note Indenture, the Note Documents or any document evidencing or governing any other Subordinated Debt; or (d) the Seller shall cease to be a direct or indirect, wholly owned Subsidiary of United Rentals.

“Collateral” means each Receivable and the Related Security and Collections with respect to, and other proceeds of, such Receivable and Related Security and the collateral security referred to in Section 1.09 of the Agreement.

“Collection Agent” means at any time the Person then authorized pursuant to Article IV to service, administer and collect Pool Receivables.

“Collection Agent Default” has the meaning specified in Exhibit VI hereto.

“Collection Agent Fee” has the meaning specified in Section 1.05(a).

“Collection Agent Fee Reserve” for any Receivable Interest in the Pool Receivables at any time means the sum of (a) the unpaid Collection Agent Fee relating to such Receivable Interest in the Pool Receivables accrued to such time, plus (b) an amount equal to the product of (i) the Outstanding Balance of such Receivable Interest in the Pool Receivables on such date, (ii) the percentage per annum at which the Collection Agent Fee is accruing on such date, (iii) a stress factor of 2.25 and (iv) a fraction having the Days Sales Outstanding as its numerator and 360 as its denominator.

“Collections” means, with respect to any Receivable, (a) all funds that are received by the Seller or the Collection Agent in payment of any amounts owed in respect of such Receivable (including, without limitation, purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Receivable (including, without limitation, insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other party directly or indirectly liable for the payment of such Receivable and available to be applied thereon), (b) all Collections deemed to have been received pursuant to Section 1.04 and (c) all other proceeds of such Receivable.

“Commercial Paper” means promissory notes of a Purchaser issued by such Purchaser in the commercial paper market.

“Commitment Termination Date” means the earliest of (a)  May 29, 2009, unless, prior to such date (or the date so extended pursuant to this clause (a)), upon the Seller’s request, made not more than 90 nor less than 45 days prior to the then Commitment Termination Date, one or more Banks having Bank Commitments equal to 100% of the Purchase Limit shall in their sole discretion consent, which consent shall be given not less than 30 days prior to the then Commitment Termination Date, to the extension of the Commitment Termination Date to the date occurring 364 days after the then Commitment Termination Date; provided, however, that any failure of any Bank to respond to the Seller’s request for such extension shall be deemed a denial of such request by such Bank, (b) the Facility Termination Date, (c) the date determined pursuant to Section 2.02, and (d) the date the Purchase Limit reduces to zero.

“Comparable Credit Facility” means a credit agreement entered into by United Rentals or United Rentals (North America), Inc. with a lender or group of lenders on substantially similar terms to the Credit Agreement, including a principal amount of at least twice the Purchase Limit and a maturity date not earlier than the Facility Termination Date (without giving effect to clause (e)).

“Concentration Percentage” for any Obligor means at any time 2%; provided that in the case of an Obligor with any Affiliated Obligor, the Concentration Percentage shall be calculated as if such Obligor and such Affiliated Obligor are one Obligor.

“Contract” means with respect to any Receivable, an agreement between an Originator and any Obligor, pursuant to or under which such Obligor shall be obligated to pay for goods or services from time to time.

“Controlled Account” means a Blocked Account and a Lock-Box Account.

“Controlled Account Agreement” means an agreement between United Rentals, the Seller and each Controlled Account Bank reasonably acceptable to the Administrative Agent; provided, that the Controlled Account Agreements entered into on the date hereof shall be deemed to be reasonably acceptable to the Administrative Agent.

“Controlled Account Bank” means any of the banks or other financial institutions holding one or more Controlled Accounts.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of February 13, 2004, among United Rentals, Inc. and certain of its subsidiaries, JPMorgan Chase Bank, N.A. as U.S. administrative agent, JPMorgan Chase Bank, Toronto Branch, as Canadian administrative agent, JPMorgan Securities Inc., Banc of America Securities LLC and Credit Suisse First Boston as joint arrangers, Bank of America, N.A. as syndication agent and Citicorp North America, Inc. and Credit Suisse First Boston, as documentation agents, as amended to date, and as the same may, from time to time, be amended, waived, modified or supplemented but only to the extent that the Purchaser Agents approve such amendment, waiver, modification or supplement for the purposes of incorporation of such amendment, waiver, modification or supplement herein.

“Credit and Collection Policy” means those receivables credit and collection policies and practices of the Seller in effect on the date of the Agreement and described in Annex C hereto, as modified in compliance with the Agreement.

“Daily Report” means a report, in substantially the form of Annex G-2 hereto, furnished by the Collection Agent to the Administrative Agent and to each Purchaser Agent as required pursuant to Article IV of the Agreement.

“Daily Report Trigger Event” means, at any time after May 31, 2005, the occurrence and continuation of a downgrade or negative watch placement of the senior secured debt rating of United Rentals (North America), Inc. by Standard & Poor’s, Moody’s or Fitch (it being understood that the current negative watch by Standard & Poor’s and Moody’s shall not constitute a Daily Report Trigger Event) or a breach of one or more of the following financial covenants:

(a)  The Minimum Interest Coverage Ratio is less than 1.60 to 1 on any day prior to December 31, 2005, or 1.80 to 1 on any day thereafter;

(b)  The Maximum Funded Debt to Cash Flow Ratio is greater than 4.00 to 1 on any day prior to December 31, 2005, or 3.75 to 1 on any day thereafter.

“Days Sales Outstanding” means the product of (a) the number of days in the month most recently ended and (b) the amount obtained by dividing (i) the Outstanding Balance of Pool Receivables for such month by (ii) the aggregate dollar amount of Receivables created for such month.

“Debt” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all Capital Lease Obligations of such Person as lessee under Capital Leases, (c) all obligations of such Person to pay the deferred purchase price of property or services (including Contingent Payments and Holdbacks but excluding trade accounts payable in the ordinary course of business), (d) all Debt secured by a Lien on the property of such Person, whether or not such Debt shall have been assumed by such Person (it being understood that if such Person has not assumed or otherwise become personally liable for any such Debt, the amount of the Debt of such Person in connection therewith shall be limited to the lesser of the face amount of such Debt or the fair market value of all property of such Person securing such Debt), (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker’s acceptances issued for the account or upon the application of such Person, (f) all Hedging Obligations of such Person, (g) all Suretyship Liabilities of such Person and (h) all Synthetic Lease Obligations of such Person. (Capitalized terms used in other defined terms but not defined herein that are defined in the Credit Agreement are used herein as defined in the Credit Agreement.)

“Default Ratio” means the percentage equivalent of a fraction, computed as of the last day of each calendar month, obtained by dividing (a) the aggregate Outstanding Balance of all Pool Receivables that were Defaulted Receivables on the last day of each such month or that would have been Defaulted Receivables on such day had they not been written off the books of the applicable Originator or the Seller during such month by (b) the aggregate Outstanding Balance of all Pool Receivables on such day.

“Defaulted Receivable” means a Receivable:

(a)  as to which any payment, or part thereof, remains unpaid for 121 or more days from the original due date for such payment;

(b)  as to which the Obligor thereof or any other Person obligated thereon or owning any Related Security in respect thereof has taken any action, or suffered any event to occur, of the type described in paragraph (g) of Exhibit V; or

(c)  that, consistent with the Credit and Collection Policy, would be written off as uncollectible.

“Deferred Purchase Price” has the meaning specified in the Purchase Agreement.

“Delinquency Ratio” means the percentage equivalent of a fraction, computed as of the last day of each calendar month, obtained by dividing (a) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables as of the last day of such month by (b) the aggregate Outstanding Balance of all Receivables on such day.

“Delinquent Receivable” means a Pool Receivable that is not a Defaulted Receivable and:

(a)  that any payment, or part thereof, remains unpaid for 61 or more days from the original due date for such payment; and

(b)  that, consistent with the Credit and Collection Policy, would be classified as delinquent.

“Designated Obligor” means, at any time, each Obligor; provided, however, that any Obligor shall cease to be a Designated Obligor upon notice by the Administrative Agent to the Seller.

“Dilution” means, with respect to any Pool Receivable, the aggregate amount of any reductions or adjustments in the Outstanding Balance of such Receivable as a result of any defective, rejected, returned, repossessed or foreclosed goods or services or any rebate, sales allowance, cash discount or other adjustment or setoff.

“Dilution Ratio” means for any month, the percentage equivalent of a fraction, the numerator of which is equal to the dollar amount of Dilutions occurring during such month, and the denominator of which is equal to the aggregate Outstanding Balance of all Receivables as of the last day of such month.

“Dilution Reserve” for any Receivable Interest at any time means an amount equal to (a) the Net Receivables Pool Balance on such date multiplied by (b) the Dilution Reserve Percentage at such time.

“Dilution Reserve Percentage” means for any Receivable Interest at any time an amount equal to:

[(Stress Factor x Expected Dilution Ratio) + (Dilution Volatility)]
multiplied by the Dilution Horizon Ratio
Where:

Stress Factor = 2.25

Expected Dilution Ratio = the twelve month rolling average of the Reserve Dilution Ratio

Dilution Volatility = (Dilution Spike - Expected Dilution Ratio) x (Dilution Spike divided by Expected Dilution Ratio)

Dilution Spike = the highest Reserve Dilution Ratio as of the last day of each of the twelve months immediately preceding such day

Dilution Horizon Ratio = the aggregate amount of newly generated Receivables during the most recent two months divided by the Net Receivables Pool Balance as of the last day of the most recent month.

“Eligible Assignee” means (a) with respect to Calyon, (i) Calyon or any of its Affiliates or (ii) any other Person the short term debt of which is rated A-1 by Standard & Poor’s, F1 by Fitch and P-1 by Moody’s Investors Service, Inc. and which is otherwise acceptable to the Purchaser Agents, and (b) with respect to Scotia Capital, (i) Scotia Capital or any of its Affiliates or (ii) any other Person the short term debt of which is rated A-1 by Standard & Poor’s and P-1 by Moody’s Investors Service, Inc. and which is otherwise acceptable to the Purchaser Agents.

“Eligible Receivable” means, at the relevant time of determination, a Receivable:

(a)  the Obligor of which is a United States resident and is not an Affiliate of the Originators or the Seller;

(b)  the Obligor of which has not taken any action, or suffered any event to occur, of the type described in paragraph (g) of Exhibit V;

(c)  the Obligor of which, at the time of the initial creation of an interest therein under the Agreement, is a Designated Obligor;

(d)  that is not a Defaulted Receivable or a Delinquent Receivable or from a “6661 account” or a “7771 account”;

(e)  that does not represent Leased Equipment Sale Proceeds;

(f)  that, according to the Contract related thereto, is required to be paid in full within 30 days of the original billing date therefor;

(g)  that is an “account” within the meaning of the UCC of the applicable jurisdictions governing the perfection of the interest created by a Receivable Interest;

(h)  that is denominated and payable in United States dollars in the United States;

(i)  that arises under a Contract that

(i)  does not require the Obligor thereunder to consent to the transfer, sale or assignment of the rights and duties of the Seller or the Originator thereunder;

(ii)  is substantially in the form of contract or the form of invoice (in the case of any open account agreement) previously approved by the Purchaser Agents;

(iii)  together with such Receivable, is in full force and effect, constitutes the legal, valid and binding obligation of the Obligor of such Receivable to pay a determinable amount and is not subject to any dispute, offset, counterclaim or defense whatsoever (except the potential discharge in bankruptcy of such Obligor) and for which neither the Originator thereof, the Seller nor the Collection Agent has established any offset arrangements with the related Obligor;

(iv)  does not contain a confidentiality provision that purports to restrict the ability of the Investors, the Banks or their assignees to exercise their rights under the Agreement, including, without limitation, their right to review the Contract;

(j)  that, together with the Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which none of the Seller, the Originators or the Obligor is in violation of any such law, rule or regulation in any material respect;

(k)  in which the Seller owns good and marketable title, free and clear of any Adverse Claims, and that is freely assignable by the Seller;

(l)  that satisfies all applicable requirements of the Credit and Collection Policy and complies with such other criteria and requirements (other than those relating to the collectibility of such Receivable) as the Administrative Agent (with the prior consent of each Purchaser Agent) may from time to time specify to the Seller upon 30 days’ notice;

(m)  as to which, at or prior to the time of the initial creation of an interest therein under the Agreement, the Administrative Agent or the Purchaser Agents has not notified the Seller that the Receivables of a particular Obligor are not acceptable for purchase by a Purchaser or the Banks hereunder; and

(n)  except with respect to the ROA Collections, the Obligor of which has been directed to make all payments to a Lock-Box Account;

(o)  for which the Purchasers shall have a valid and enforceable undivided percentage ownership or security interest, to the extent of the Receivable Interest, and a valid and enforceable first priority perfected security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim, except for any Permitted Liens;

(p)  that does not represent proceeds of the lease or provision of equipment that has been leased to an Originator by a lessor (i) that has not released in writing any lien that it may have on Receivables generated by the lease or provision of such equipment or (ii) with respect to which a proper financing statement (Form UCC-3) amending any financing statement known to the Collection Agent, any Originator or the Seller relating to such lien (in order to exclude such Receivable from the collateral description therein) has not been filed in the appropriate filing office in accordance with the terms of such release;

(q)  that was not originated by any branch or division of an Originator that was acquired by such Originator after the date hereof, unless (i) such branch or division has been fully integrated into the existing accounts receivable platform of the Collection Agent (the “WYNNE System”), and new receivables generated are generated in accordance with the Collection Agent’s established credit and collection policy, and (ii) a Blocked Account and/or Lockbox Account has been established or exists into which payments on such receivables will be made and a Blocked Account Agreement or Lockbox Account Agreement, as applicable, has been executed in connection therewith and delivered to the applicable Purchaser Agent.

(r)  that following the occurrence of a Termination Event, is not a Receivable, the Obligor of which is a Government Obligor, unless the Federal Assignment of Claims Act and each similar applicable law is being fully complied with in respect of the Receivables owed by such Obligor.

(s)  the transfer, sale or assignment of which does not contravene any applicable law, rule or regulation.

(t)  that is not a Leased Equipment Receivable.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Rate” means, for any Fixed Period, an interest rate per annum (expressed as a decimal and rounded upwards, if necessary, to the nearest one hundredth of a percentage point) equal to the offered rate per annum for deposits in U.S. dollars in a principal amount of not less than $1,000,000 for such Fixed Period as of 11:00 A.M., London time, two Business Days before the first day of such Fixed Period, which appears on the display designated as “Page 3750” on the Telerate Service (or such other page as may replace “Page 3750” on that service for the purpose of displaying London interbank offered rates of major banks) (the “Telerate LIBO Page”); provided that if on any Business Day that the Eurodollar Rate is to be determined any Purchaser Agent shall have determined (which determination shall be conclusive and binding upon the parties hereto), by reason of circumstances affecting the interbank Eurodollar market, either that: (a) dollar deposits in the relevant amounts and for the relevant Settlement Period are not available, or (b) adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Settlement Period, the Administrative Agent will request the principal London office of Calyon (the “Eurodollar Reference Bank”), to provide the Administrative Agent with its quotation at approximately 11:00 A.M., London time, on such date of the rate per annum it offers to prime banks in the London interbank market for deposits in U.S. dollars for the requested Fixed Period in an amount substantially equal to the Capital associated with such Fixed Period; if the Eurodollar Reference Bank does not furnish timely information to the Administrative Agent for determining the Eurodollar Rate, then the Eurodollar Rate shall be considered to be the Alternate Base Rate for such Fixed Period.

“Eurodollar Rate (Reserve Adjusted)” for any Investor or Bank for any Fixed Period means the rate (expressed as a decimal rounded upwards, if necessary, to the nearest one hundredth of a percentage point) determined pursuant to the following formula:

Eurodollar Rate (Reserve Adjusted) =                      Eurodollar Rate
1 - Eurodollar Reserve Percentage

“Eurodollar Reserve Percentage” means, relative to each Fixed Period, a percentage (expressed as a decimal) applicable two Business Days before the first day of such Fixed Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such Fixed Period during which any such percentage shall be so applicable) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Investor or Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Liabilities is determined) having a term comparable to such Fixed Period.

“Event of Termination” has the meaning specified in Exhibit V.

“Existing Deal Documents” means the Amended and Restated Receivables Purchase Agreement, dated as of June 26, 2001, among the Seller, United Rentals, the issuers party thereto, the banks party thereto and Calyon New York Branch, as Agent, and the documents executed in connection therewith, and the Receivables Purchase Agreement, dated as of June 17, 2003, by and among the Seller, the Collection Agent, the entities from time to time parties thereto as Conduit Investors, the entities from time to time parties thereto as Committed Investors, the entities from time to time party hereto as agents for the Investor Groups, the entities from time to time parties thereto as Administrators and DEUTSCHE BANK SECURITIES, INC, as the administrative agent.

“Facility Termination Date” means the earliest of (a) May 29, 2009, (b) the date determined pursuant to Section 2.02, (c) the date the Purchase Limit is reduced to zero pursuant to Section 1.01(b), (d) the date that is thirty (30) days prior to the scheduled maturity of the Credit Agreement without giving effect to any extensions of such maturity which has not been approved in writing by the Purchaser Agents, (e) the date that is fifteen (15) days prior to the date on which the Credit Agreement is terminated other than in connection with an Event of Default thereunder or a simultaneous refinance with a Comparable Credit Facility, or (f) the date upon which the Credit Agreement is terminated in connection with an Event of Default thereunder.

“Federal Assignment of Claims Act” means the Assignment of Claims Act of 1940, 31 U.S.C. § 3727 and 41 U.S.C. § 15, as amended from time to time.

“Federal Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. § § 101 et seq.

“Federal Funds Rate” means, with respect to any day, the rate set forth in H.15(519) for that day opposite the caption “Federal Funds (Effective).” If on any date of determination, such rate is not published in H.15(519), such rate will be the rate set forth in Composite 3:30 P.M. Quotations for U.S. Government Securities for that day under the caption “Federal Funds/Effective Rate.” If on any date of determination, the appropriate rate is not published in either H.15(519) or Composite 3:30 P.M. Quotations for U.S. Government Securities, such rate will be the arithmetic mean of the rates for the last transaction in overnight federal funds arranged by three leading brokers of federal funds transactions in New York City prior to 9:00 a.m., New York City time, on that day.

“Fee Agreement” means the Calyon Fee Agreement or the Scotia Capital Fee Agreement.

“Fitch” means Fitch, Inc.

“Fixed Period” means with respect to any Receivable Interest in the Pool Receivables:

(a)  initially the period commencing on the date of purchase of such Receivable Interest and ending such number of days as the Seller shall select and the related Purchaser Agent shall approve pursuant to Section 1.02, up to 31 days from such date; and

(b)  thereafter each period commencing on the last day of the immediately preceding Fixed Period for such Receivable Interest and ending such number of days (not to exceed 31 days) as the Seller shall select and the related Purchaser Agent shall approve on notice by the Seller received by the related Purchaser Agent (including notice by telephone, confirmed in writing) not later than 11:00 A.M. (New York City time) on such last day, except that if the related Purchaser Agent shall not have received such notice or approved such period on or before 11:00 A.M. (New York City time) on such last day, such period shall be one day;

provided that

(i)  any Fixed Period in respect of which Yield is computed by reference to the Assignee Rate shall be a period from one to and including 29 days, or a period of one month, as the Seller may select as provided above;

(ii)  any Fixed Period (other than of one day) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day (provided, however, that if Yield in respect of such Fixed Period is calculated by reference to the Eurodollar Rate, and such Fixed Period would otherwise end on a day that is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Fixed Period shall end on the next preceding Business Day);

(iii)  in the case of any Fixed Period of one day, (x) if such Fixed Period is the initial Fixed Period for a Receivable Interest in the Pool Receivables, such Fixed Period shall be the day of purchase of such Receivable Interest in the Pool Receivables; (y) any subsequently occurring Fixed Period that is one day shall, if the immediately preceding Fixed Period is more than one day, be the last day of such immediately preceding Fixed Period, and, if the immediately preceding Fixed Period is one day, be the day next following such immediately preceding Fixed Period; and (z) if such Fixed Period occurs on a day immediately preceding a day that is not a Business Day, such Fixed Period shall be extended to the next succeeding Business Day; and

(iv)  in the case of any Fixed Period for any Receivable Interest in the Pool Receivables that commences before the Termination Date for such Receivable Interest and would otherwise end on a date occurring after such Termination Date, such Fixed Period shall end on such Termination Date and the duration of each Fixed Period that commences on or after the Termination Date for such Receivable Interest shall be of such duration as shall be selected by the related Purchaser Agent.

“Government Obligor” means an Obligor that is the United States federal government or governmental subdivision or agency of the United States or a state government or governmental subdivision or agency thereof.

“Incipient Event of Termination” means an event that but for notice or lapse of time or both would constitute an Event of Termination.

“Identifiable Combined Assets” means (i) amounts received in Lock-box Accounts or Blocked Accounts that the Collection Agent can identify as being received in respect of Leased Equipment Receivables, (ii) amounts received in Lock-box Accounts or Blocked Accounts that the Collection Agent can identify as being received in respect of the sale of equipment that has been leased to an Originator and is subject to the lien of the lessor thereof, and (iii) amounts received in Lock-box Accounts or Blocked Accounts that the Collection Agent can identify as being received in respect of Receivables that would, in accordance with the accounts receivable adjustment codes used by the Collection Agent, the Seller and each Originator on the Closing Date, be identified on the general ledger thereof under account receivable adjustment code “N/A.”

“Indemnified Amounts” has the meaning specified in Section 3.01 of the Agreement.

“Indemnified Party” has the meaning specified in Section 3.01 of the Agreement.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of May 31, 2005, among Bank of America, N.A., the Seller, the Collection Agent and the Administrative Agent.

“Investor” means each of the Purchasers, Banks and all other owners by assignment or otherwise of a Receivable Interest or any interest therein and any Person that has entered into an agreement to purchase, undivided interests therein (each of which shall be an Eligible Assignee).

“Investor Rate” for any Fixed Period for any Receivable Interest means, to the extent a Purchaser funds such Receivable Interest for such Fixed Period by issuing commercial paper, the rate (or if more than one rate, the weighted average of the rates) at which commercial paper notes of such Purchaser having a term equal to such Fixed Period and to be issued to fund such Receivable Interest may be sold by any placement agent or commercial paper dealer selected by the its Purchaser Agent on behalf of its Purchaser, plus all commissions of placement agents and commercial paper dealers with respect to such commercial paper notes as agreed between each such agent or dealer and such Purchaser Agent and notice of which has been given by such Purchaser Agent to the Collection Agent; provided that if the rate (or rates) as agreed between any such agent or dealer and such Purchaser Agent for any Fixed Period for any Receivable Interest is a discount rate (or rates), then such rate shall be the rate (or if more than one rate, the weighted average of the rates) resulting from converting such discount rate (or rates) to an interest-bearing equivalent rate per annum.

“Liberty Purchaser Agent” means Scotia Capital and its successors and assigns.

“Leased Equipment Receivables” means Receivables that represent proceeds of the lease or provision of equipment that has been leased to an Originator by any lessor identified on Annex A.

“Leased Equipment Receivables Collections” means amounts received in a Controlled Account in respect of Leased Equipment Receivables.

“Leased Equipment Sale Proceeds” means proceeds of the sale of equipment that has been leased to an Originator and is subject to the lien of such lease.

“Liquidation Day” means, for any Receivable Interest, (a) each day during a Settlement Period for such Receivable Interest in the Pool Receivables on which the conditions set forth in paragraph 2 of Exhibit II are not satisfied, and (b) each day that occurs on or after the Termination Date for such Receivable Interest in the Pool Receivables, (c) each day after the occurrence of the Facility Termination Date, (d) each day that an Event of Termination (not otherwise waived by the Administrative Agent, each Purchaser Agent and the Banks) occurs, and (e) any Audit Liquidation Day through but not including the Audit Resolution Day.

“Liquidation Fee” means, for any Fixed Period during which a Liquidation Day occurs, the amount, if any, by which (a) the additional Yield (calculated without taking into account any Liquidation Fee or any shortened duration of such Fixed Period pursuant to clause (iv) of the definition thereof) that would have accrued during such Fixed Period on the reductions of Capital of the Receivable Interest relating to such Fixed Period had such reductions remained as Capital, exceeds (b) the income, if any, received by the Investors’ or Banks’ investing the proceeds of such reductions of Capital.

“Lock-Box Account” means an account maintained at a bank or other financial institution for the purpose of receiving Collections.

“Loss Horizon Ratio” means for any month the ratio determined by dividing the cumulative sales over the most recent three months by the current month’s Net Receivables Pool Balance.

“Loss Reserve” means, for any Receivable Interest on any date, an amount equal to the Net Receivables Pool Balance multiplied by the Loss Reserve Percentage.

“Loss Reserve Percentage” means, for any Receivable Interest in the Pool Receivables on any date, an amount equal to the greater of:

(a)  Stress Factor * Loss Ratio * Loss Horizon Ratio and

(b)  Minimum Loss Reserve

Where:
Loss Ratio = the highest three month rolling average of the Aged Receivables Ratio in the most recent twelve months ended prior to such date.

Minimum Loss Reserve = 10%

Stress Factor = 2.25

“Material Adverse Effect” means a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of United Rentals and its Subsidiaries, taken as a whole.

“Maximum Funded Debt to Cash Flow Ratio” means (a) as of the last day of any Fiscal Quarter, the ratio of (i) Funded Debt as of such day (reduced by the amount of any Qualifying Cash as of such day) to (ii) Cash Flow as of such day, and (b) otherwise, as of any date, the ratio of (i) Funded Debt as of such date (reduced by the amount of any Qualifying Cash as of such date) to (ii) Cash Flow as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered hereunder, expressed as a fraction with a denominator equal to 1.0. Capitalized terms used within this definition that are not defined in the Agreement are used as defined in the Credit Agreement.

“Minimum Interest Coverage Ratio” means, for any Computation Period, the ratio of (a) Consolidated Net Income before deducting Interest Expense (other than Interest Expense attributable to Securitization Transactions), income tax expense, amortization (but not depreciation) and Rentals (excluding Rentals attributable to real property leases in an aggregate amount not to exceed $100,000,000 during such Computation Period) for such Computation Period to (b) Interest Expense (other than Interest Expense attributable to Securitization Transactions) plus (without duplication) Rentals (excluding Rentals attributable to real property leases in an aggregate amount not to exceed $100,000,000 and Rentals relating to the principal component under Synthetic Leases during such Computation Period) for such Computation Period. Capitalized terms used within this definition that are not defined in the Agreement are used as defined in the Credit Agreement.

“Monthly Report” means a report, in substantially the form of Annex E hereto, furnished by the Collection Agent to the Administrative Agent and each Purchaser Agent pursuant to Article IV of the Agreement.

“Moody’s” means Moody’s Investor Service, Inc.

“Net Receivables Pool Balance” means at any time the Outstanding Balance of Eligible Receivables reduced by

(a)  the aggregate amount by which the Outstanding Balance of Eligible Receivables of each Obligor exceeds the product of (i) the Concentration Percentage for such Obligor multiplied by (ii) the Outstanding Balance of the Eligible Receivables;

(b)  the Outstanding Balance of Eligible Receivables for Obligors that are United States, federal government, governmental subdivisions or agencies that in the aggregate are in excess of 2% of the aggregate Outstanding Balance of all Eligible Receivables;

(c)  the Outstanding Balance of Eligible Receivables for Obligors that are state government, governmental subdivisions or agencies that in the aggregate are in excess of 2% of the aggregate Outstanding Balance of all Eligible Receivables;

(d)  the aggregate monthly collections received during the preceding calendar month and deposited outside of the Controlled Accounts;

(e)  the aggregate amount of Collections received as credit card payments during the preceding calendar month that were not deposited into Blocked Accounts;

(f)  with respect to any month, the ROA Collections in excess of 15% of Collections for such month;

(g)  the amount shown as “Un-reconciled Difference” in the latest Monthly Report expressed as a positive number; and

(h)  with respect to any Obligor in respect of which (i) there is currently an Outstanding Balance of Eligible Receivables owing from such Obligor in excess of $100,000 and (ii) there is a payable owing from the Collection Agent or any of its Affiliates to such Obligor, the lesser of (x) the Outstanding Balance of Eligible Receivables owing from such Obligor and (y) the aggregate amount owing from the Collection Agent and its Affiliates to such Obligor.

“Obligor” means a Person obligated to make payments pursuant to a Contract; provided that in the event that any payments in respect of a Contract are made by any other Person, such other Person shall also be deemed to be an Obligor.

“Originator” means each of United Rentals (North America), Inc., United Rentals Northwest, Inc., United Rentals Southeast, L.P. and United Equipment Rentals Gulf, L.P. and each of their successors and permitted assigns.

“Other Corporations” means United Rentals, Inc. and all of its Subsidiaries except the Seller.

“Other Investors” means any Person other than the Seller, the Originators or the Collection Agent.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Parent” means United Rentals, Inc. and its successors and permitted assigns.

“Performance Undertaking Agreement” means the Performance Undertaking Agreement, dated as of the date hereof, made by United Rentals in favor of the Seller, as the same may, from time to time, be amended, modified or supplemented.

“Percentage” of any Bank means, (a) with respect to Calyon, the percentage set forth on the signature page to the Agreement, (b) with respect to Scotia, the percentage set forth on the signature page to the Agreement, and (c) with respect to a Bank that has entered into an Assignment and Acceptance, the amount set forth therein as such Bank’s Percentage, in each case as such amount may be modified by an Assignment and Acceptance entered into between a Bank and an Eligible Assignee.

“Periodic Report” means the Monthly Report, the Weekly Report or the Daily Report.

“Permitted Liens” means those liens (i) related to any Leased Equipment Receivables, (ii) related to any Leased Equipment Sale Proceeds, and (iii) in favor of Bank of America, N.A. to the extent governed by the Intercreditor Agreement.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, unincorporated association, trust, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Pool Balance Dilution Ratio” means the three month rolling average of the percentage equivalent of a fraction, computed as of the last day of each calendar month, obtained by dividing (a) the aggregate Dilutions occurring during such month by (b) the aggregate Outstanding Balance of Receivables as of the last day of such month.

“Pool Receivable” means a Receivable in the Receivables Pool.

“Purchase Agreement” means the Purchase and Contribution Agreement, dated the date of the Agreement, between the Originators, as sellers, and United Rental Receivables LLC II, as buyer, as the same may be amended, modified or restated from time to time.

“Purchase Limit” means $200,000,000, as such amount may be reduced pursuant to Section 1.01(b). References to the unused portion of the Purchase Limit shall mean, at any time, the Purchase Limit, as then reduced pursuant to Section 1.01(b), minus the then outstanding Capital of Receivable Interests under the Agreement.

“Purchase Request” means a request, substantially in the form of Annex E hereto, delivered by Seller pursuant to Section 1.02 of the Agreement.

“Purchaser” means (i) Atlantic Asset Securitization Corp. and any successor or assign of such Purchaser that is a receivables investment company that in the ordinary course of its business issues commercial paper or other securities to fund its acquisition and maintenance of receivables and (ii) Liberty Street Funding Corp. and any successor or assign of such Purchaser that is a receivables investment company that in the ordinary course of its business issues commercial paper or other securities to fund its acquisition and maintenance of receivables.

“Purchaser Agent” means (i) Calyon and its permitted successors and assigns as Atlantic Purchaser Agent and (ii) Scotia Capital and its permitted successors and assigns as Liberty Purchaser Agent.

“Purchaser Agent’s Account” means (i) with respect to Calyon, the special account (account number 01-25680-001-00-001, ABA No. 026008073) of Calyon maintained at the office of Calyon and (ii) with respect to Scotia Capital, the special account (account number 2158-13, ABA No. 026-002532) of Scotia Capital maintained at the office of Scotia Capital.

“Receivable” means the U.S. dollar denominated indebtedness of any Obligor resulting from the provision or sale of goods or services to such Obligor by an Originator under a Contract generated by the Originator in the ordinary course of its business for which all actions required to be performed by the Originator have been performed, and includes the right to payment of any sales tax, interest or finance charges and other obligations of such Obligor with respect thereto, which Receivable has been acquired or purported to be acquired by the Seller by purchase or by capital contribution pursuant to the Purchase Agreement.

“Receivable Interest” means, at any date of determination, an undivided percentage ownership interest in (a) all then outstanding Pool Receivables arising prior to the time of the most recent computation or recomputation of such undivided percentage interest pursuant to Section 1.03, (b) all Related Security with respect to such Pool Receivables and (c) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security. Each undivided percentage interest shall be computed as

C + YR + LR + CAFR +DR
       NRPB

where:
C	=	the Capital of each such Receivable Interest at the time of computation.

YR	=	the Yield Reserve of each such Receivable Interest at the time of computation.

LR	=	the Loss Reserve of each such Receivable Interest at the time of computation.

CAFR	=	the Collection Agent Fee Reserve of each such Receivable Interest at the time of computation.

DR	=	the Dilution Reserve of each such Receivable Interest at the time of computation.

NRPB	=	the Net Receivables Pool Balance at the time of computation.

Each Receivable Interest shall be determined from time to time pursuant to the provisions of Section 1.03.

“Receivables Pool” means at any time the aggregation of each then outstanding Receivable, payment of which is directed to one of the Controlled Accounts specified in Annex F hereto.

“Related Bank” means (a) with respect to Atlantic, Calyon and each Eligible Assignee that shall become a party to the Agreement as a Related Bank for Atlantic pursuant to Section 7.03 of the Agreement and (b) with respect to Liberty, Scotia Capital and each Eligible Assignee that shall become a party to the Agreement as a Related Bank for Liberty pursuant to Section 7.03 of the Agreement.

“Related Security” means with respect to any Receivable all of the Seller’s interest in:

(a)  any goods (including returned goods) relating to any sale giving rise to such Receivable;

(b)  all security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements authorized or signed by an Obligor describing any collateral securing such Receivable;

(c)  all guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise; and

(d)  the Contract and all other books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) relating to such Receivable and the related Obligor.

“Repurchase Date” has the meaning set forth in Section 1.12.

“Reserve Dilution Ratio” means the percentage equivalent of a fraction, computed as of the last day of each calendar month, obtained by dividing (a) the aggregate Dilutions as of the last day of such month by (b) the aggregate amount of newly generated Receivables during the two months prior to such month.

“ROA Collections” means Collections that are not deposited directly into lock-boxes, but rather that are received by the Collection Agent before being deposited into a Blocked Account.

“Scotia Capital” has the meaning as set forth in the preamble to this Agreement and its successors and assigns.

“Scotia Capital Fee Agreement” means the separate fee agreement, of even date herewith, pertaining to fees among the Seller and Scotia Capital as Liberty Purchaser Agent, as the same may be amended or restated from time to time.

“Settlement Period” for any Receivable Interest means each period commencing on the first day and ending on the last day of each Fixed Period for such Receivable Interest and, on and after the Termination Date for such Receivable Interest, such period (including, without limitation, a period of one day) as shall be selected from time to time by the related Purchaser Agent or, in the absence of any such selection, each period of thirty days from the last day of the immediately preceding Settlement Period.

“Special Branch Collections” means any Collections received by an Originator or the Collection Agent at a branch of any Originator listed on Annex H. Special Branch Collections are not ROA Collections.

“Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Subsidiary” of a specified Person means any corporation of which securities having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such specified Person.

“Tangible Net Worth” means at any time the excess of (a) the Outstanding Balance of all Receivables plus cash and cash equivalents of the Seller, minus (b) the sum of (i)  the Outstanding Balance of such Receivables that have become Defaulted Receivables, plus (ii) Capital, Yield Reserve, Loss Reserve, Collection Agent Fee Reserve and Dilution Reserve, plus (iii) the Deferred Purchase Price.

“Termination Date” for any Receivable Interest in the Pool Receivables means (a) in the case of a Receivable Interest in the Pool Receivables owned by an Investor, the earlier of (i) the Business Day that the Seller or the related Purchaser Agent so designates by notice to the other at least two Business Days in advance for such Receivable Interest in the Pool Receivables and (ii) the Facility Termination Date and (b) in the case of a Receivable Interest in the Pool Receivables owned by a Bank, the earlier of (i) the Business Day that the Seller so designates by notice to the related Purchaser Agent at least one Business Day in advance for such Receivable Interest in the Pool Receivables and (ii) the Commitment Termination Date.

“Transaction Document” means any of the Agreement, each Fee Agreement, the Performance Undertaking Agreement, the Purchase Agreement and all other agreements and documents delivered and/or related hereto or thereto.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“United Rentals” means United Rentals, Inc. and its successors and permitted assigns.

“Unresponsive Audit Liquidation Day” has the meaning set forth in Exhibit II to this Agreement.

“Unresponsive Audit Resolution Day” has the meaning set forth in Exhibit II to this Agreement.

“Unsatisfactory Audit Liquidation Day” has the meaning set forth in Exhibit II to this Agreement.

“Unsatisfactory Audit Resolution Day” has the meaning set forth in Exhibit II to this Agreement.

“Weekly Report” means a report, in substantially the form of Annex G-1 hereto, furnished by the Collection Agent to the Administrative Agent and each Purchaser Agent pursuant to Article IV of the Agreement.

“Yield” means:

(a)  for each Receivable Interest for any Fixed Period to the extent a Purchaser will be funding such Receivable Interest during such Fixed Period through the issuance of commercial paper,

IR x C x  ED + LF
         360

(b)  for each Receivable Interest for any Fixed Period, to the extent the Investors will not be funding such Receivable Interest during such Fixed Period through the issuance of commercial paper or the Banks will be funding such Receivable Interest,

AR x C x  ED + LF

where:

AR	=	the Assignee Rate for such Receivable Interest for such Fixed Period

C	=	the Capital of such Receivable Interest during such Fixed Period

ED	=	the actual number of days elapsed during such Fixed Period

IR	=	the Investor Rate for such Receivable Interest for such Fixed Period

LF	=	the Liquidation Fee, if any, for such Receivable Interest for such Fixed Period;

provided, that no provision of the Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable law; and provided further that Yield for any Receivable Interest shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Yield Reserve” for any Receivable Interest at any time means the sum of (a) the then accrued and unpaid Yield for such Receivable Interest and (b) an amount equal to the product of (i) a stress factor of 2.25, (ii) the Capital of such Receivable Interest on such date, (iii) the Alternate Base Rate for such Receivable Interest for a 30-day Fixed Period deemed to commence on such date and (iv) a fraction having Days Sales Outstanding as its numerator and 360 as its denominator.

- - - - - -

Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

EXHIBIT II

CONDITIONS OF PURCHASES

1.    Conditions Precedent to Initial Purchase. The initial purchase of a Receivable Interest in the Pool Receivables under the Agreement is subject to the conditions precedent that the Administrative Agent and each Purchaser Agent shall have received on or before the date of such purchase the following, each (unless otherwise indicated) dated such date, in form and substance satisfactory to the Administrative Agent and each Purchaser Agent:

(a)  A certificate of the Secretary or Assistant Secretary of the Seller and each Originator certifying (i) copies of the resolutions of the Board of Directors of the Seller and such Originator approving the applicable Transaction Documents, (ii) copies of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Transaction Documents, (iii) the by-laws of the Seller and each Originator and (iv) the names and true signatures of the officers of the Seller and each Originator authorized to sign the Transaction Documents to be signed by it hereunder. Until the Administrative Agent and each Purchaser Agent receives a subsequent incumbency certificate from the Seller or each Originator, as the case may be, the Administrative Agent and each Purchaser Agent shall be entitled to rely on the last such certificate delivered to it by the Seller or such Originator.

(b)  A certificate of the Secretary or Assistant Secretary of the Parent certifying (i) copies of the resolutions of the Board of Directors of the Parent approving the Performance Undertaking Agreement, (ii) copies of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Performance Undertaking Agreement and (iii) the names and true signatures of the officers thereof authorized to sign the Performance Undertaking Agreement.

(c)  A copy of the certificate or articles of incorporation of the Seller, certified as of a recent date by the Secretary of State or other appropriate official of the state of its organization, and a certificate as to the good standing of the Seller from such Secretary of State or other official, dated as of a recent date.

(d)  Acknowledgment copies or time stamped receipt copies of proper financing statements, duly filed on or before the date of such initial purchase under the UCC of all jurisdictions necessary to perfect the ownership and security interests contemplated by the Agreement and the Purchase Agreement.

(e)  Acknowledgment copies, or time stamped receipt copies of proper financing statements, if any, necessary to release all security interests and other rights of any Person in the Collateral previously granted by the Seller or the Originators, except for those financing statements related to any Permitted Liens.

(f)  Evidence of payment by the Seller of all accrued and unpaid fees (including those contemplated by the Fee Agreements), costs and expenses to the extent then due and payable on the date thereof, including any such costs, fees and expenses arising under or referenced in Section 7.04(b) of the Agreement and the Fee Agreements.

(g)  Completed UCC search reports, dated on or within one month before the date of this Agreement, listing the financing statements filed in all applicable jurisdictions referred to in clause (d) above that name any Originator or the Seller as debtor, together with copies of such other financing statements that were filed on any date after May 6, 2003 for United (NA), May 8, 2003 for the Buyer, April 13, 2003 for United Rentals Southeast, L.P., and April 15, 2003 for United Rentals Northwest, Inc., and similar search reports with respect to judgment liens, federal tax liens and liens of the Pension Benefit Guaranty Corporation in such jurisdictions, as the Administrative Agent or any Purchaser Agent may request, showing no Adverse Claims on any Pool Receivable.

(h)  Copies of executed Controlled Account Agreements with the Controlled Account Banks.

(i)  Letters from each of the rating agencies then rating the Commercial Paper of each Purchaser confirming the rating of such Commercial Paper after giving effect to the transaction contemplated by the Agreement and the Transaction Documents.

(j)  A favorable opinion of counsel for the Seller and the Originators, in form and substance satisfactory to the Administrative Agent and each Purchaser Agent.

(k)  A favorable opinion of counsel for the Parent, in form and substance satisfactory to the Administrative Agent and each Purchaser Agent.

(l)  An executed copy of the Fee Agreements.

(m)  An executed copy of each of the Transaction Documents.

(n)  An executed copy of the Parent Undertaking Agreement.

(o)  [Reserved]

(p)  Each Pool Receivable included in the calculation of Eligible Receivables is an Eligible Receivable.

2.    Conditions Precedent to All Purchases and Reinvestments. Each purchase of (including the initial purchase) and each reinvestment in the Pool Receivables shall be subject to the further conditions precedent that

(a)  in the case of each purchase, the Collection Agent shall have delivered to the Administrative Agent and each Purchaser Agent on or prior to such purchase, in form and substance satisfactory to the Administrative Agent and each Purchaser Agent, a completed Monthly Report, Weekly Report and Daily Report, when applicable, containing information covering the most recently ended calendar month and demonstrating that after giving effect to such purchase no Event of Termination or Incipient Event of Termination under paragraph (i) of Exhibit V would occur;

(b)  on the date of such purchase or reinvestment pursuant to Section 1.04(b)(ii) of the Agreement, the following statements shall be true (and acceptance of the proceeds of such purchase or reinvestment shall be deemed a representation and warranty by the Seller that such statements are then true), except that the statement in clause (iii) below is required to be true only if such purchase or reinvestment is by an Investor:

(i)  the representations and warranties contained in Exhibit III are correct on and as of the date of such purchase or reinvestment as though made on and as of such date,

(ii)  no event has occurred and is continuing, or would result from such purchase or reinvestment, that constitutes an Event of Termination or an Incipient Event of Termination, and

(iii)  the Administrative Agent shall not have given the Seller at least one Business Day’s notice that the Investors have terminated the reinvestment of Collections in Receivable Interests; and

(c)  in the case of each purchase, the Administrative Agent and each Purchaser Agent shall have received a Purchase Request and such other approvals, opinions or documents as it may reasonably request.

3.    A review and audit of the Originators’ Collection, operating and reporting systems, Credit and Collection Policy, historical receivables data and accounts, shall commence on or before July 31, 2005; provided, that

(a) if the results of such review and audit are not received by the sixtieth day after July 31, 2005, and the Originator or Collection Agent has not responded, within 30 days of a request, to one or more requests for information by the auditor, then, commencing on such sixtieth day (an “Unresponsive Audit Liquidation Day”), further purchases (including reinvestments) of Receivable Interests shall be discontinued until such time (the “Unresponsive Audit Resolution Day”) as the requested information is provided to the auditors, and

(b) if the results of such review and audit are received, and if such results, when received, are unsatisfactory to the Administrative Agent or either Purchaser Agent, then commencing on such sixtieth day or on the day of receipt of the unsatisfactory results (an “Unsatisfactory Audit Liquidation Day,” and, together with any Unresponsive Audit Liquidation Day, an “Audit Liquidation Day”), further purchases (including reinvestments) of Receivable Interests shall be discontinued until such time (the “Unsatisfactory Audit Resolution Day,” and, together with any Unresponsive Audit Resolution Day, an “Audit Resolution Day”) that any deficiencies identified by the review and audit are resolved to the satisfaction of the Administrative Agent and each Purchaser Agent.

EXHIBIT III

REPRESENTATIONS AND WARRANTIES

The Seller represents and warrants as follows:

(a)  The Seller is a limited liability company duly formed, validly existing and in good standing only under the laws of Delaware, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified.

(b)  The execution, delivery and performance by the Seller of each Transaction Document to which it is a party (i) are within the Seller’s limited liability company powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene (1) the Seller’s certificate of formation and limited liability company agreement, (2) any law, rule or regulation applicable to the Seller, (3) any contractual restriction binding on or affecting the Seller or its property, the violation of which could reasonable be expected to have a Material Adverse Effect on the collectibility of any Pool Receivable or a Material Adverse Effect on Seller or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the Seller or its property, and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties (except for the interest created pursuant to the Agreement). Each of the Transaction Documents to which it is a party has been duly executed and delivered by a duly authorized officer of the Seller.

(c)  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Seller of the Transaction Documents to which it is a party, except for the filing of UCC financing statements that are referred to therein other than those which have been obtained; provided, that the right of any assignee of a Receivable the obligor of which is a Government Obligor to enforce such Receivable directly against such obligor may be restricted by the Federal Assignment of Claims Act or any similar applicable Law to the extent the Originator thereof or the Seller shall not have complied with the applicable provisions of any such Law in connection with the assignment or subsequent reassignment of any such Receivable.

(d)  Each of the Transaction Documents to which it is a party constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(e)  The consolidated balance sheets of United Rentals and its Subsidiaries as at the end of its most recent fiscal year, and the related consolidated statements of income and retained earnings of United Rentals and its Subsidiaries for such fiscal year, copies of which have been furnished to the Administrative Agent and each Purchaser Agent, fairly present in all material respects the consolidated financial condition of United Rentals and its Subsidiaries as at such date and the consolidated results of the operations of United Rentals and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and since the end of its most recent fiscal year there has been no material adverse change in the business, operations, property or financial condition of United Rentals or its Subsidiaries. The requirement to deliver 2004 Year-end audited financial statements is waived until June 30, 2005; provided, that with the consent of the Administrative Agent, such consent not subject to the payment of any fee, such statements may be delivered at any time prior to October 1, 2005. The requirement to deliver March 31, 2005 quarterly financials is waived until August 15, 2005; provided, that with the consent of the Administrative Agent, such consent not subject to the payment of any fee, such statements may be delivered at any time prior to January 1, 2006. Notwithstanding the foregoing, in the event the due date for delivery of such financials is waived or extended with respect to the Revolving Loans (as defined in the Credit Agreement) pursuant to the Credit Agreement and at such time both Calyon and Scotia Capital are Revolving Lenders (as defined in the Credit Agreement) thereunder, such waiver or extension will be deemed to have been made with respect to the delivery of such financials under this Agreement. Since the formation of the Seller, there has been no material adverse change in the business, operations, property or financial or other condition of the Seller.

III-1

(f)  There is no pending or, to the Seller’s knowledge, threatened action or proceeding affecting United Rentals or any of its Subsidiaries before any court, governmental agency or arbitrator that may materially adversely affect the financial condition or operations of United Rentals or any of its Subsidiaries or the ability of the Seller or United Rentals to perform their respective obligations under the Transaction Documents, or which purports to affect the legality, validity or enforceability of the Transaction Documents. To the Seller’s knowledge, neither United Rentals nor any Subsidiary is in default with respect to any order of any court, arbitration or governmental body except for defaults with respect to orders of governmental agencies that defaults are not material to the business or operations of United Rentals and its Subsidiaries, taken as a whole.

(g)  No proceeds of any purchase or reinvestment will be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

(h)  The Seller is the legal and beneficial owner of the Pool Receivables and Related Security free and clear of any Adverse Claim (other than any Adverse Claim arising hereunder, under the Purchase and Contribution Agreement or any other Transaction Document, and other than Permitted Liens). Upon each purchase of or reinvestment in a Receivable Interest, the Investors or the Banks, as the case may be, shall acquire a valid and perfected undivided percentage ownership interest or first priority security interest to the extent of the pertinent Receivable Interest in each Pool Receivable then existing or thereafter arising and in the Related Security and Collections with respect thereto; provided, that the right of any assignee of a Receivable the obligor of which is a Government Obligor to enforce such Receivable directly against such obligor may be restricted by the Federal Assignment of Claims Act or any similar applicable Law to the extent the Originator thereof or the Seller shall not have complied with the applicable provisions of any such Law in connection with the assignment or subsequent reassignment of any such Receivable, other than Permitted Liens. No effective financing statement or other instrument similar in effect covering any Contract or any Pool Receivable or the Related Security or Collections with respect thereto is on file in any recording office, except those filed in favor of the Administrative Agent relating to the Agreement and those filed pursuant to the Purchase Agreement and those related to the Permitted Liens.

III-2

(i)  Each Monthly Report, Weekly Report and Daily Report (if prepared by the Seller, or to the extent that information contained therein is supplied by the Seller), information, exhibit, financial statement, document, book, record or report furnished at any time by or on behalf of the Seller to the Administrative Agent, the Purchaser Agents, the Investors or the Banks in connection with the Agreement is true, complete and accurate in all material respects as of its date or (except as otherwise disclosed to the Administrative Agent, the Purchaser Agents, the Investors or the Banks, as the case may be, at such time) as of the date so furnished.

(j)  The principal place of business and chief executive office of the Seller and the office where the Seller keeps its records concerning the Pool Receivables are located at the address or addresses referred to in paragraph (b) of Exhibit IV.

(k)  The names and addresses of all the Controlled Account Banks, together with the account numbers of the Controlled Accounts of the Seller at such Controlled Account Banks, are specified in Annex F hereto (or at such other Controlled Account Banks and/or with such other Controlled Accounts as have been notified to the Administrative Agent in accordance with the Agreement).

(l)  The Seller is not known by and does not use any tradename or doing-business-as name.

(m)  The Seller was formed on December 15, 2000 and the Seller did not engage in any business activities prior to the date of the Agreement other than those relating to the transactions evidenced by the Existing Deal Documents and the documents amended and restated thereby. The Seller has no Subsidiaries.

(n)  (i) The fair value of the property of the Seller is greater than the total amount of liabilities, including contingent liabilities, of the Seller, (ii) the present fair salable value of the assets of the Seller is not less than the amount that will be required to pay all probable liabilities of the Seller on its debts as they become absolute and matured, (iii) the Seller does not intend to, and does not believe that it will, incur Debt or liabilities beyond the Seller’s abilities to pay such Debt and liabilities as they mature and (iv) the Seller is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which the Seller’s property would constitute unreasonably small capital.

(o)  With respect to each Pool Receivable, the Seller (i) shall have received such Pool Receivable as a contribution to the capital of the Seller by the Originators or (ii) shall have purchased such Pool Receivable from the Originators in exchange for payment (made by the Seller to the Originators in accordance with the provisions of the Purchase Agreement) of cash in an amount that constitutes fair consideration and reasonably equivalent value. Each such sale referred to in clause (ii) of the preceding sentence shall not have been made for or on account of an antecedent debt owed by the Originators to the Seller and no such sale is voidable or subject to avoidance under any section of the Federal Bankruptcy Code.

III-3

EXHIBIT IV

COVENANTS OF THE SELLER

Until the latest of the Facility Termination Date, the date on which no Capital of or Yield on any Receivable Interest shall be outstanding or the date all other amounts owed by the Seller hereunder to the Investors, the Banks, the Administrative Agent or the Purchaser Agents are paid in full:

(a)  Compliance with Laws, Etc. The Seller will comply in all material respects with all applicable laws, rules, regulations and orders and preserve and maintain its existence, rights, franchises, qualifications, and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications and privileges would not materially adversely affect the collectibility of the Receivables Pool or the ability of the Seller to perform its obligations under the Transaction Documents.

(b)  Offices, Records and Books of Account. The Seller will keep its principal place of business and chief executive office and the office where it keeps its records concerning the Pool Receivables (and all original documents relating thereto) at the address of the Seller set forth in Section 7.02 of the Agreement or, upon 30 days’ prior written notice to the Administrative Agent, at any other locations in jurisdictions where all actions reasonably requested by the Administrative Agent to protect and perfect the interest in the Collateral have been taken and completed. The Seller also will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Pool Receivables (including, without limitation, records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(c)  Performance and Compliance with Contracts and Credit and Collection Policy. The Seller will require, at its expense, that each Originator will timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Pool Receivable and the related Contract.

(d)  Sales, Liens, Etc. The Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, the Seller’s undivided interest in any Pool Receivable, Related Security or Collections, or upon or with respect to any account to which any Collections of any Pool Receivables are sent, or assign any right to receive income in respect thereof, except to the extent of any Permitted Liens.

(e)  Extension or Amendment of Receivables. Except as provided in Section 4.02(c), the Seller will not, and will not permit the Collection Agent to, extend the maturity or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

(f)  Change in Business or Credit and Collection Policy. The Seller will not make or permit any change in the character of its business or in the Credit and Collection Policy that would, in either case, materially adversely affect the collectibility of the Receivables Pool or the ability of the Seller to perform its obligations under the Agreement.

(g)  Change in Payment Instructions to Obligors. The Seller will not make or permit any change in the instructions to Obligors regarding payments to be made to the Seller or the Collection Agent or payments to be made to any Controlled Account Bank, unless the Administrative Agent shall have received notice of and agreed to such change, other than a change related solely to instructions to Obligors to pay to a new Controlled Account Bank and subject to a Controlled Account Agreement.

(h)  Addition or Termination of Controlled Account Banks or Controlled Account Agreements. The Seller will not add or terminate or cause or permit the addition or termination of any bank as a Controlled Account Bank from those listed in Annex F to the Agreement or terminate any Controlled Account Agreement, unless the Administrative Agent shall have received notice of such addition or termination of a Controlled Account Bank, notice of the termination of the Controlled Account with any terminated Controlled Account Bank and executed copies of Controlled Account Agreements with each newly added Controlled Account Bank. The Seller will not permit any provision of any Controlled Account Agreement to be changed, amended, modified or waived without the prior written consent of the Administrative Agent.

(i)  Deposits to Controlled Accounts. The Seller will deposit, or cause to be deposited, all Collections of Pool Receivables into Controlled Accounts, except for any Special Branch Collections. The Seller will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Controlled Account cash or cash proceeds other than Collections of Pool Receivables, and, to the limited extent permitted herein, Identifiable Combined Assets.

(j)  Marking of Records. At its expense, the Seller will mark its master data processing records evidencing Pool Receivables and related Contracts with a legend evidencing that Receivable Interests related to such Pool Receivables and related Contracts have been sold in accordance with the Agreement.

(k)  Reporting Requirements. The Seller will provide to the Administrative Agent (in multiple copies, if requested by the Administrative Agent) the following:

(i)  as soon as available and in any event within 45 days after the end of the first three quarters of each fiscal year of United Rentals, balance sheets of United Rentals, its Subsidiaries and the Seller as of the end of such quarter and statements of income and retained earnings of United Rentals, its Subsidiaries and the Seller for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of United Rentals, except that the requirement to deliver March 31, 2005 quarterly financials is waived until August 15, 2005; provided, that with the consent of the Administrative Agent, such consent not subject to the payment of any fee, such statements may be delivered at any time prior to October 1, 2005; notwithstanding the foregoing, in the event the due date for delivery of such financials is waived or extended with respect to the Revolving Loans pursuant to the Credit Agreement and at such time both Calyon and Scotia Capital are Revolving Lenders thereunder, such waiver or extension will be deemed to have been made with respect to the delivery of such financials under this Agreement;

(ii)  as soon as available and in any event within 90 days after the end of each fiscal year of United Rentals, a copy of the annual report for such year for United Rentals and its Subsidiaries, containing financial statements for such year audited by Ernst & Young or other independent public accountants acceptable to the Administrative Agent, except that the requirement to deliver 2004 Year-end audited financial statements is waived until June 30, 2005; provided, that with the consent of the Administrative Agent, such consent not subject to the payment of any fee, such statements may be delivered at any time prior to January 1, 2006; notwithstanding the foregoing, in the event the due date for delivery of such financials is waived or extended with respect to the Revolving Loans pursuant to the Credit Agreement and at such time both Calyon and Scotia Capital are Revolving Lenders thereunder, such waiver or extension will be deemed to have been made with respect to the delivery of such financials under this Agreement;

(iii)  as soon as possible and in any event within five days after the occurrence of each Event of Termination or Incipient Event of Termination, a statement of the chief financial officer of the Seller setting forth details of such Event of Termination or Incipient Event of Termination and the action that the Seller has taken and proposes to take with respect thereto;

(iv)  promptly after the sending or filing thereof, copies of all reports that United Rentals sends to any of its securityholders, and copies of all reports and registration statements that United Rentals or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

(v)  promptly after the filing or receiving thereof, copies of all reports and notices that the Seller or any Affiliate files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that the Seller or any Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Seller or any Affiliate is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition that could, in the aggregate, result in the imposition of liability on the Seller and/or any such Affiliate in excess of $1,000,000;

(vi)  at least ten Business Days prior to any change in the name of an Originator or the Seller, a notice setting forth the new name and the effective date thereof and UCC-3 amendments to all UCC-1 financing statements filed in connection with the Transaction Documents;

(vii)  promptly after the Seller obtains knowledge thereof, notice of any “Event of Termination” or “Facility Termination Date” under the Purchase Agreement;

(viii)  so long as any Capital shall be outstanding, as soon as possible and in any event no later than the day of occurrence thereof, notice that the Originators have stopped selling or contributing to the Seller, pursuant to the Purchase Agreement, all newly arising Receivables;

(ix)  at the time of the delivery of the financial statements provided for in clauses (i) and (ii) of this paragraph, a certificate of the chief financial officer or the treasurer of the Seller to the effect that, to the best of such officer’s knowledge, no Event of Termination has occurred and is continuing or, if any Event of Termination has occurred and is continuing, specifying the nature and extent thereof;

(x)  promptly after receipt thereof, copies of all consents requested from the Seller by, and all notices or other documents received by the Seller from, any Originator under the Purchase Agreement;

(xi)  promptly, from time to time, such other information, documents, records or reports respecting the Receivables or the condition or operations, financial or otherwise, of the Seller as the Administrative Agent may from time to time reasonably request;

(xii)  promptly after the Seller obtains knowledge thereof, notice of any (a) litigation, investigation or proceeding that may exist at any time between the Seller or the Originators and any governmental authority that, in either case, if not cured or if adversely determined, as the case may be, would have a Material Adverse Effect on the business, operations, property or financial or other condition of the Seller or the Originators; (b) litigation or proceeding adversely affecting the Seller’s or an Originator’s ability to perform its obligations under a Transaction Document or (c) litigation or proceeding adversely affecting the Seller or the Originators which, if adversely determined, could reasonably be expected to have a Material Adverse Effect and not covered by insurance or in which injunctive or similar relief is sought; and

(xiii)  promptly after the occurrence thereof, notice of a material adverse change in the business, operations, property or financial condition of the Seller or the Collection Agent or the Parent.

The reporting requirements set forth above are satisfied by filing any of the documentation specified in (i), (ii) and (iv) with the Securities and Exchange Commission through the EDGAR electronic filing system.

(l)  Corporate Separateness. (i) The Seller shall at all times maintain at least two independent directors each of whom (x) is not currently and has not been during the five years preceding the date of the Agreement an officer, director or employee of, or a major vendor or supplier of services to, an Affiliate of the Seller or any Other Corporation, (y) is not a current or former officer or employee of the Seller and (z) is not a stockholder of any Other Corporation or any of their respective Affiliates.

(i)  The Seller shall not direct or participate in the management of any of the Other Corporations’ operations.

(ii)  The Seller shall conduct its business from an office separate from that of the Other Corporations (but which may be located in the same facility as one or more of the Other Corporations). The Seller shall have stationery and other business forms and a mailing address and a telephone number separate from that of the Other Corporations.

(iii)  The Seller shall at all times be adequately capitalized in light of its contemplated business.

(iv)  The Seller shall at all times provide for its own operating expenses and liabilities from its own funds.

(v)  The Seller shall maintain its assets and transactions separately from those of the Other Corporations and reflect such assets and transactions in financial statements separate and distinct from those of the Other Corporations and evidence such assets and transactions by appropriate entries in books and records separate and distinct from those of the Other Corporations. The Seller shall hold itself out to the public under the Seller’s own name as a legal entity separate and distinct from the Other Corporations. The Seller shall not hold itself out as having agreed to pay, or as being liable, primarily or secondarily, for, any obligations of the Other Corporations.

(vi)  The Seller shall not maintain any joint account with any Other Corporation or become liable as a guarantor or otherwise with respect to any Debt or contractual obligation of any Other Corporation.

(vii)  The Seller shall not make any payment or distribution of assets with respect to any obligation of any Other Corporation or grant an Adverse Claim on any of its assets to secure any obligation of any Other Corporation.

(viii)  The Seller shall not make loans, advances or otherwise extend credit to any of the Other Corporations.

(ix)  The Seller shall hold regular duly noticed meetings of its Managers and make and retain minutes of such meetings.

(x)  The Seller shall have bills of sale (or similar instruments of assignment) and, if appropriate, UCC-1 financing statements, with respect to all assets purchased from any of the Other Corporations.

(xi)  The Seller shall not engage in any transaction with any of the Other Corporations, except as permitted by the Agreement and as contemplated by the Purchase Agreement.

(xii)  The Seller shall comply with (and cause to be true and correct) each of the facts and assumptions contained in the opinion delivered pursuant to paragraph (h) of Exhibit II to the Agreement.

(m)  Transaction Documents. The Seller will not amend, waive or modify any provision of any of the Transaction Documents or waive the occurrence of any “Event of Termination” under the Purchaser Agreement, without the prior written consent of the Administrative Agent and each Purchaser Agent. The Seller will perform all of its obligations under the Transaction Documents in all material respects and will enforce the Transaction Documents in accordance with its terms in all material respects.

(n)  Nature of Business. The Seller will not engage in any business other than the purchase of Receivables, Related Security and Collections from the Originators and the transactions contemplated by the Agreement. The Seller will not create or form any Subsidiary.

(o)  Mergers, Etc. The Seller will not merge with or into or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets or capital stock or other ownership interest of, or enter into any joint venture or partnership agreement with, any Person.

(p)  Distributions, Etc. So long as a Purchaser’s Commercial Paper with respect to this transaction are outstanding, the Seller will not declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock of the Seller, or return any capital to its shareholders as such, or purchase, retire, defease, redeem or otherwise acquire for value or make any payment in respect of any shares of any class of capital stock of the Seller or any warrants, rights or options to acquire any such shares, now or hereafter outstanding; provided, however, that the Seller may declare and pay cash dividends on its capital stock to its shareholders so long as (i) no Event of Termination shall then exist or would occur as a result thereof, (ii) such dividends are in compliance with all applicable law including the corporate law of the state of the Seller’s incorporation, and (iii) such dividends have been approved by all necessary and appropriate corporate action of the Seller.

(q)  Debt. The Seller will not incur any Debt, other than any Debt incurred pursuant to the Agreement, the Purchase Agreement or the Fee Agreements.

(r)  Limited Liability Agreement. The Seller will not amend or delete Sections 7 to 10, 16, 20 to 25 or 30 of its limited liability agreement.

(s)  Tangible Net Worth. The Seller will maintain Tangible Net Worth at all times equal to at least 3% of the Outstanding Balance of the Receivables at such time.

EXHIBIT V

EVENTS OF TERMINATION

Each of the following, unless waived in writing by the Purchaser Agents (other than as set forth in paragraphs (g) and (i) which cannot be waived), shall be an “Event of Termination”:

(a)  A Collection Agent Default shall have occurred; or

(b)  The Seller shall fail (i) to transfer or cause to be transferred to the Administrative Agent when requested any rights, pursuant to the Agreement, of the Collection Agent or (ii) to make any payment required under Section 1.04; or

(c)  Any representation or warranty made or deemed made by the Seller (or any of their respective officers) pursuant to the Agreement or any other Transaction Document or any information or report delivered by the Seller pursuant to the Agreement or any other Transaction Document shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; or

(d)  The Seller shall fail to perform or observe any other term, covenant or agreement contained in the Agreement or in any other Transaction Document on its part to be performed or observed and any such failure shall remain unremedied for ten days after written notice thereof shall have been given to the Seller by the Administrative Agent or any Purchaser Agent (or, with respect to a failure to deliver the Monthly Report, the Weekly Report or the Periodic Report pursuant to the Agreement, such failure shall remain unremedied for five days or one Business Day, respectively, without a requirement for notice); or

(e)  The Seller shall fail to pay any principal of or premium or interest on any of its Debt that is outstanding in a principal amount of at least $25,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f)  Any purchase or any reinvestment pursuant to the Agreement shall for any reason (other than pursuant to the terms hereof) cease to create, or any Receivable Interest shall for any reason cease to be, a valid and perfected undivided percentage ownership or first priority security interest to the extent of the pertinent Receivable Interest in each applicable Pool Receivable and the Related Security and Collections with respect thereto free and clear of any Adverse Claim except for any Permitted Liens; or the security interest created pursuant to Section 1.09 shall for any reason cease to be a valid first priority perfected security interest in the collateral security referred to in that section free and clear of any Adverse Claim, except for any Permitted Liens; or

(g)  The Seller shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors or file a notice of intention to make a proposal to some or all of its creditors; or any proceeding shall be instituted by or against the Seller seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Seller shall take any corporate action to authorize any of the actions set forth above in this paragraph (g); or

(h)  As of the last day of any calendar month, either the Default Ratio shall exceed 10.25% or the three-month rolling average of the Default Ratio shall exceed 10.00%, or the Delinquency Ratio shall exceed 10.50% or the three-month rolling average of the Delinquency Ratio shall exceed 10.25%, or the Dilution Ratio shall exceed 3.25% or the Pool Balance Dilution Ratio shall exceed 3.00%; or at any time, the Days Sales Outstanding shall exceed 66.5 days; or

(i)  The sum of the Receivable Interests shall for a period of two Business Days be greater than 100%; or

(j)  There shall have occurred any material adverse change in the business, operations, property or financial condition of the Seller or the Parent since the last publicly filed financial statements; or there shall have occurred any event that could reasonably be expected to materially adversely affect (as determined by the Banks in their sole and absolute discretion) the collectibility of the Receivables Pool or the ability of the Seller or the Collection Agent to collect Pool Receivables or otherwise perform its obligations under the Agreement; or

(k)  An “Event of Termination” or “Facility Termination Date” shall occur under the Purchase Agreement or any other Transaction Document shall cease to be in full force and effect; or

(l)  All of the outstanding membership interests of the Seller shall cease to be owned, directly or indirectly, by United Rentals; or

(m)  The Outstanding Balance of all Receivables (based on the most recent Weekly Report) shall for any two consecutive Business Days be less than 108% of the aggregate outstanding Capital (based on the most recent Weekly Report), Yield Reserve, Loss Reserve, Collection Agent Fee Reserve and Dilution Reserve (each as shown in the most recent Monthly Report) and the Seller shall not have cured such event within two Business Days after the date of delivery of the Weekly Report to the Administrative Agent and the Purchaser Agents or the date such Weekly Report should have been delivered;

(n)  the aggregate amount of Identifiable Combined Assets deposited in the Lock-box Accounts and Blocked Accounts during any one-month period (without double counting for transfers of funds between such accounts), as reported on any Monthly Report, shall at any time be greater than 7.5% of the aggregate amount of Collections received in respect of Receivables during the related month.

(o)  the aggregate amount of Special Branch Collections received during any one-month period as reported on any Monthly Report, shall at any time be greater than 2.0% of the aggregate amount of Collections received in respect of Receivables during such one-month period.

EXHIBIT VI

COLLECTION AGENT DEFAULTS

Each of the following, unless waived in writing by the Purchaser Agents (other than as set forth in paragraph (e) which cannot be waived), shall be a “Collection Agent Default”:

(a)    The Collection Agent (if United Rentals or any of its Affiliates) (i) shall fail to perform or observe any term, covenant or agreement under the Agreement (other than as referred to in clause (ii) of this paragraph (a)) and such failure shall remain unremedied for three (3) Business Days or (ii) shall fail to make when due any payment or deposit to be made by it under the Transaction Documents (or, in the case of a default in payment or deposit of an amount less that $10,000, resulting solely from an administrative error or omission by the Collection Agent, such default continues for a period of one (1) Business Day); or

(b)    The Collection Agent shall fail to transfer to the Administrative Agent when requested any rights, pursuant to the Agreement, which it then has as Collection Agent; or

(c)    Any representation or warranty made or deemed made by the Collection Agent (or any of their respective officers) pursuant to the Agreement or any other Transaction Document or any information or report delivered by the Collection Agent pursuant to the Agreement or any other Transaction Document shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; or

(d)    The Collection Agent shall fail to pay any principal of or premium or interest on any of its Debt that is outstanding in a principal amount of at least $25,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e)    The Collection Agent shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors or file a notice of intention to make a proposal to some or all of its creditors; or any proceeding shall be instituted by or against the Collection Agent seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Collection Agent shall take any corporate action to authorize any of the actions set forth above in this paragraph (e); or

(f)    There shall have occurred any material adverse change in the business, operations, property or financial condition of the Collection Agent since the last publicly filed financial statements; or there shall have occurred any event that may materially adversely affect the collectibility of the Receivables Pool or the ability of the Collection Agent to collect Pool Receivables or otherwise perform its obligations under the Agreement; or

(g)    The rating of the long-term senior secured debt securities of United Rentals (North America), Inc. is below B+ by Standard & Poor’s or below B2 by Moody’s Investors Service, Inc.;

(h)    A breach by the Collection Agent of any of the following (capitalized terms used below but not defined herein are as defined in the Credit Agreement):

(i)  Minimum Interest Coverage Ratio. The Collection Agent will not permit the Interest Coverage Ratio for any Computation Period ending during any period set forth below to be less than the ratio set forth opposite such period:

Period	Ratio
January 1, 2005 through December 31, 2005	1.45 to 1.0
January 1, 2006 and thereafter	1.65 to 1.0

(ii)  Funded Debt to Cash Flow Ratio. The Collection Agent will not permit the Funded Debt to Cash Flow Ratio as of the last day of any Fiscal Quarter during any period set forth below to exceed the ratio set forth opposite such period:

Period	Ratio
January 1, 2005 through December 31, 2005	4.50 to 1.0
January 1, 2006 and thereafter	4.25 to 1.0

(iii)  Senior Secured Debt to Tangible Assets. The Collection Agent will not permit the ratio of (i) Senior Secured Debt (reduced by the amount of any Qualifying Cash) to (ii) Tangible Assets (excluding, to the extent included in Tangible Assets, (A) all assets that are owned by a Special Purpose Vehicle or subject to a Lien in connection with a Securitization Transaction and (B) Excess Synthetic Lease Collateral) to exceed 0.5 to 1.0 at any time.

(iv)  Senior Secured Debt to Cash Flow Ratio. The Collection Agent will not permit the Senior Secured Debt to Cash Flow Ratio as of the last day of any Fiscal Quarter during any period set forth below to exceed the ratio set forth opposite such period:

Period	Ratio
January 1, 2005 through December 31, 2005	1.60 to 1.0
January 1, 2006 and thereafter	1.45 to 1.0

(p)  A Change of Control of the Collection Agent or of an Originator shall occur.